Exhibit 10.1A
Execution

AMENDED AND RESTATED CREDIT SLEEVE
AND REIMBURSEMENT AGREEMENT
Originally dated as of
September 24, 2006
among
NRG ENERGY, INC.,
(from and after the Unwind Start Date)
The Other Sleeve Obligors referred to herein,
as Reimbursement Guarantors,
MERRILL LYNCH COMMODITIES, INC.,
as Sleeve Provider,
and
MERRILL LYNCH & CO., INC.,
as ML Guarantee Provider,
dated as of September 30, 2009 and
effective as of October 5, 2009

TABLE OF CONTENTS
This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

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Schedules
Schedules

SCHEDULE 1.01(a)	-	Post-Unwind Start Date Obligations
SCHEDULE 1.01(c)	-	Data and Reporting Requirement
SCHEDULE 3.06(a)	-	Merrill Account
SCHEDULE 5.06	-	Litigation
SCHEDULE 5.15	-	Compliance With Laws
SCHEDULE 12.13	-	Calculation Agents
SCHEDULE 12.17(a)	-	Releases of Merrill Collateral
SCHEDULE 12.18(b)	-	Terminated Agreements

EXHIBIT A	-	Form of Acceptable Letter of Credit
EXHIBIT B	-	Form of BAC Guarantee
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          AMENDED AND RESTATED CREDIT SLEEVE AND REIMBURSEMENT AGREEMENT (this “Agreement”) originally dated as of September 24, 2006, as amended and restated as of September 30, 2009 (the “Signing Date”) and effective October 5, 2009 (the “Unwind Start Date”), among NRG ENERGY, INC. (“NRG”) (but only as of and after the Unwind Start Date), RELIANT ENERGY POWER SUPPLY, LLC, a Delaware limited liability company (“REPS”), RERH Holdings, LLC, a Delaware limited liability company (“RERH Holdings”), Reliant Energy Retail Holdings, LLC, a Delaware limited liability company (“RERH”), Reliant Energy Retail Services, LLC, a Delaware limited liability company (“RERS”) and RE Retail Receivables, LLC, a Delaware limited liability company (“RERR”, and together with NRG (but only on and after the Unwind Start Date), REPS, RERH Holdings, RERH, RERS and RERR, the “Sleeve Obligors”), MERRILL LYNCH COMMODITIES, INC., a Delaware corporation, as sleeve provider (the “Sleeve Provider”), and MERRILL LYNCH & CO., INC., a Delaware corporation, as guarantee provider (the “ML Guarantee Provider”, together with the Sleeve Provider, the “Merrill Parties”, and together with the Sleeve Obligors, the “Parties”, and each a “Party”).
          The Sleeve Obligors (other than NRG), the Sleeve Provider and the ML Guarantee Provider are parties to the existing Credit Sleeve and Reimbursement Agreement dated as of September 24, 2006, as previously amended and restated as of December 1, 2006, and as further amended and restated as of August 1, 2007 and May 1, 2009 (as so previously amended and restated the “Existing CSRA”), pursuant to which such Sleeve Obligors have requested that the Sleeve Provider, and the Sleeve Provider has agreed to, arrange for the provision of certain guarantees of the ML Guarantee Provider and the posting of required collateral in connection therewith, in each case, in connection with the trading and related activities of the Sleeve Obligors.
          The Sleeve Obligors have arranged for the return of all Merrill Collateral on the Unwind Start Date, including all ML Guarantees, and the release on the Unwind Start Date of the Merrill Parties from all other obligations under the Existing CSRA, in each case, except for the Merrill Parties’ obligations in respect of the Post-Unwind Start Date Obligations (as defined below).
          In connection with the Unwind Start Date, the Parties desire to amend and restate the Existing CSRA.
          Accordingly, subject to Section 12.17, the Parties agree that the Existing CSRA shall be amended and restated in its entirety as follows:
          Section 1. Definitions and Accounting Matters.
          1.01. Certain Defined Terms. As used herein, the following terms shall have the following respective meanings:
          “Acceptable Collateral Agent” means (a) any of BNYMellon N.A., Wells Fargo Bank, N.A., Deutsche Bank, N.A. or JPMorgan Chase, N.A., in each case, so long as such person has a short-term credit rating of at least A-1 by S&P and P-2 by Moody’s, a long-term debt rating of at least A by S&P and A-1 by Moody’s, and assets of at least $10,000,000,000, or (b) other major U.S. commercial bank or a foreign bank with a U.S. branch office as may be agreed by the Parties.
          “Acceptable Letter of Credit” means an irrevocable, non-transferable, standby letter of credit, expiring in not less than 20 Business Days (or, if earlier, the date on which the obligations secured by such Acceptable Letter of Credit are satisfied), issued by Deutsche Bank, BNP Paribas, Bank of America, N.A. or Royal Bank of Scotland, in each case, so long as such issuer possesses a Credit Rating of at least A by S&P and A2 by Moody’s, in the form attached hereto as Exhibit A or such other form that is reasonably acceptable to the Merrill Parties and is maintained in accordance with the provisions of Section 10 of this Agreement. All costs relating to any such Acceptable Letter of Credit shall be for the account of the Sleeve Obligors.
          “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that a Person will be deemed to be an Affiliate of NRG if NRG has knowledge that such Person beneficially owns 10% or more of the Voting Stock of NRG; provided, further, that NRG shall only be deemed to have knowledge of any Person beneficially owning 10% or more of NRG’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to NRG.
          “Aggregate Merrill Threshold” means, at any time, the sum of the “Thresholds” applicable at such time to REPS (and MLCI as its credit support provider) to the extent actually utilized at such time to cover Current Exposure under Power and Hedging Contracts for which any Post-Unwind Start Date Transaction remains outstanding.
          “Agreement” has the meaning ascribed thereto in the preamble to this Agreement.
          “Asset Sale” shall have the meaning set forth in the NRG Credit Agreement as in effect on the date hereof.
          “Attributable Debt” means, on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
          “Audited Financial Statements” means the audited consolidated balance sheet of NRG and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2008, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail.
          “BAC Guarantee” means the guarantee of the ML Parent Guarantor in the form of Exhibit B hereto.
          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. Section 101 et seq.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1% and (b) the Prime Rate in effect for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
          “BCFe” means, (a) with respect to any Post-Unwind Start Date Transaction, the contracted volume of the Sleeve Obligors power and gas positions for such transaction expressed as a billion cubic feet equivalent, (b) in the case of options, by using the delta volumes instead of the contracted volume, and (c) in the case of power, by converting fixed price power to Henry Hub gas using a market heat rate, as calculated by the Sleeve Provider in a manner consistent with Section VII of the Sleeve Obligors’ retail risk management policy in effect on the Unwind Start Date.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York City.
          “Calculation Agent” has the meaning ascribed thereto in Section 12.13.
          “Capital Lease Obligation” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Capital Outlay Date” has the meaning ascribed thereto in Section 3.01.
          “Capital Stock” means:
     (a) in the case of a corporation, corporate stock;
     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
     (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
          “Change of Control” means the occurrence of any of the following:
     (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of NRG and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NRG or any of its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);
     (b) the adoption of a plan relating to the liquidation or dissolution of NRG;
     (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 40% of the Voting Stock of NRG, measured by voting power rather than number of shares;
     (d) NRG consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, NRG, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NRG or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NRG outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); and
     (e) any Other Sleeve Obligor ceases to be a Wholly Owned Subsidiary of NRG (other than RERS or RERR).
     It shall not be deemed a “Change of Control” pursuant to clauses (a), (c) or (d) above, if NRG or the surviving entity, as the case may be, has the same or higher Credit Rating from each of S&P and Moody’s immediately following such transfer, sale, disposition, merger, consolidation or other transaction as NRG did immediately prior to such transfer, sale, disposition, merger, consolidation or other transaction.
          “C&I Guarantees” means each of the ML Guarantees identified as C&I Guarantees on Schedule 1.01(a).

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral Foreclosure” means any setoff, application or foreclosure taken by an applicable secured party with respect to any Merrill Collateral or any failure of any applicable Counterparty or other beneficiary of Merrill Collateral hereunder to return Merrill Collateral to the applicable Merrill Party within one Business Day of the date required by the terms of the applicable Counterparty Documents or other applicable agreement.
          “Collateral Trustee” has the meaning ascribed thereto in the Existing Security Documents.
          “Compliance Information” means, with respect to any Compliance Party, the information customarily requested from similarly situated trading counterparties by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses (i) to comply with applicable Laws (including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))) and (ii) to comply with other internal compliance requirements, in each case to the extent the same are of general application to, and established by the Sleeve Provider or the ML Guarantee Provider in the ordinary course of their respective businesses for, similarly situated trading counterparties.
          “Compliance Party” means each Person entitled to benefit from (i) an ML Guarantee, or (ii) the posting of cash collateral by, or any agreement to post or provide cash collateral by, the Sleeve Provider, under any Post-Unwind Start Date Transaction.
          “Compliance Requirements” means, with respect to any Compliance Party, the receipt by the Sleeve Provider or the ML Guarantee Provider, as applicable, from such Compliance Party of applicable Compliance Information that satisfies the compliance requirements generally established by the Sleeve Provider or the ML Guarantee Provider for similarly situated trading counterparties in the ordinary course of their respective businesses.
          “Contingent Adjustment Amount” has the meaning ascribed thereto in Section 10.
          “Contingent Cash Collateral” means, for any day, all cash posted by or on behalf of the Sleeve Obligors to the Merrill Parties pursuant to clauses (a)(i)(2) or (a)(ii)(B) of Section 10, which as of such day has not theretofore been applied or used by the Merrill Parties to satisfy any Credit Sleeve Obligation or otherwise returned to NRG.
          “Contingent Collateral” means, for any day, the aggregate amount of all Acceptable Letters of Credit, together with all Contingent Cash Collateral, posted by or on behalf of the Sleeve Obligors to the Merrill Parties pursuant to clauses (a)(i)(2) or (a)(ii)(B) of Section 10, which as of such day has not theretofore been applied or used by the Merrill Parties to satisfy any Credit Sleeve Obligation or otherwise returned to NRG.
          “Contingent Exposure” means, with respect to any Post-Unwind Start Date Transaction, the aggregate Dollar amount of all potential liability of the Merrill Parties in respect of such transaction, as reasonably determined by the Merrill Parties to a 99.0% (2.32-sigma) confidence level. The determination of Contingent Exposure in respect of any Post-Unwind

Start Date Transaction shall be made on a contract by contract basis and shall exclude any amounts included in the calculation of Current Exposure.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
          “Core Collateral Subsidiary” shall have the meaning set forth in the NRG Credit Agreement as in effect on the date hereof, it being understood and agreed that any and all provisions in effect on the date hereof under the NRG Credit Agreement permitting any Person to designate and re-designate any Core Collateral Subsidiary, any assets thereof or any equity issued by it as a Subsidiary or asset that is not Core Collateral (as defined in the NRG Credit Agreement) shall apply hereunder, and upon any Core Collateral Subsidiary or any assets or equity thereof being so designated, such Subsidiary shall cease to be a Core Collateral Subsidiary hereunder.
          “Counterparty” means each “counterparty” in respect of a Post-Unwind Start Date Transaction identified on Schedule 1.01(a) hereto.
          “Counterparty Document” means, with respect to each Counterparty, the Power and Hedging Contract, Credit Support Agreement and ML Guarantee and any related certificates, documents and agreements, as applicable, relating to such Counterparty.
          “CPT” means the prevailing time in Houston, Texas.
          “Credit Rating” means at any time:
     (a) with respect to any Counterparty or any issuer of an Acceptable Letter of Credit, if Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced, Dollar-denominated debt of such Person, or, if such credit rating is not available, the issuer rating of such Person, issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of such Person (in the event of a split rating the lower rating shall apply);
     (b) with respect to any Counterparty or any issuer of an Acceptable Letter of Credit, if (i) clause (a) above does not apply at such time, (ii) the obligations of such Person are guaranteed by any Person, (iii) the Sleeve Provider has approved in its reasonable discretion the form of such guarantee and (iv) Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced debt of such guarantor, such credit rating issued by each of Moody’s and S&P, as applicable, as in effect at such time in respect of the guarantor (in the event of a split rating the lower rating shall apply);

     (c) with respect to any Counterparty, if neither clause (a) nor clause (b) above shall apply at such time, the credit rating, if any, for such Person designated in writing by the Sleeve Provider and in effect at such time for purposes of this Agreement (which the Sleeve Provider may designate or withhold in its reasonable discretion after consultation with, and review of any relevant credit information provided by, the Sleeve Obligors); or
     (d) with respect to the ML Guarantee Provider, if Moody’s or S&P has issued a credit rating for long-term senior unsecured, and non-credit enhanced, Dollar-denominated debt of the ML Guarantee Provider, such credit rating, or, if such credit rating in not available, the issuer rating of the ML Guarantee Provider, issued by Moody’s or S&P, as applicable, as in effect at such time in respect of the ML Guarantee Provider.
          “Credit Sleeve Obligations” mean the Obligations of the Sleeve Obligors under this Agreement, including the Reimbursement Obligations and the Obligations in respect of the payment of all Monthly Sleeve Fees, Make-whole Payment and any other amounts required to be paid by the Sleeve Obligors hereunder.
          “Credit Sleeve Termination Date” means the earliest date on which the Credit Sleeve Obligations have been terminated and satisfied in full and all Merrill Collateral, including all C&I Guarantees, posted by the Merrill Parties has been returned to the Merrill Parties or reimbursement has been made therefore and on which all other obligations owed to the Merrill Parties hereunder and under the other Transaction Documents have been paid and satisfied in full (in each case, other than indemnities and any similar obligations of NRG and the Other Sleeve Obligors not then due and payable that expressly survive termination of this Agreement and the other Transaction Documents).
          “Credit Support Agreement” means a credit support agreement among a Counterparty, REPS and the Sleeve Provider, in each case, in the form in effect as of the Unwind Start Date.
          “Current Adjustment Amount” has the meaning ascribed thereto in Section 10.
          “Current Collateral” means, for any day, all cash and Acceptable Letters of Credit posted by or on behalf of the Sleeve Obligors to the Merrill Parties pursuant to clauses (a)(i)(1) or (a)(ii)(A) of Section 10 of this Agreement, which as of such day has not theretofore been applied or used by the Merrill Parties to satisfy any Credit Sleeve Obligation or otherwise returned to NRG.
          “Current Draw Reimbursement Obligations” means Draw Reimbursement Obligations other than any portion thereof that becomes a Deferred Reimbursement Obligation.
          “Current Exposure” means, as of any Business Day, (a) the sum, without duplication, of (i) the Current Mark-to-Market of all Post-Unwind Start Date Transactions, (ii) all cash, letters of credit, surety bonds and any cash equivalents posted by the Merrill Parties under this Agreement, (iii) the aggregate amount of all outstanding ML Guarantees (other than any ML Guarantee of a Post-Unwind Start Date Transaction) and (iv) Current Payables, in each case, as determined by the Merrill Parties as of such Business Day and set forth in the related Exposure Report; provided that for purposes of the foregoing (1) Current Mark-to-Market shall exclude the effect of the True Forward Hedge Positions solely to the extent such positions are in-the-money to the Sleeve Obligors and exceed Current Payables and (2) the amount of any ML Guarantee shall be deemed equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such ML Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by ML Guarantee Provider in good faith. Without limiting any challenge rights of the Sleeve Obligors provided in Part I of Schedule 1.01(c), the determination of Current Exposure shall be conclusive and binding on all of the Parties hereto absent manifest error. As used in this definition, “True Forward Hedge Positions” means all Forward Hedge Positions (as defined in Schedule 1.01(c)).
          “Current Mark-to-Market” has the meaning ascribed thereto in Schedule 1.01(c).
          “Current Payables” means, for any day, the aggregate accounts payable balance for such day of the Sleeve Obligors under all Power and Hedging Contracts in respect of which any Post-Unwind Start Date Transaction remains outstanding, as reflected in the books and records of the Sleeve Obligors.
          “Custody Date” means the date on which a definitive standby custody agreement with an Acceptable Collateral Agent has been executed and delivered by each of NRG, MLCI and such Acceptable Collateral Agent.
          “Default” means an Event of Default or an event that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Deferred Cure Reimbursement Obligations” has the meaning ascribed thereto in Section 12.07(b).
          “Deferred Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.
          “Deferred Reimbursement Obligations” means the Deferred Draw Reimbursement Obligations and Deferred Cure Reimbursement Obligations.
          “Dollars” and “$” means lawful money of the United States of America.
          “Draw Reimbursement Obligations” has the meaning ascribed thereto in Section 3.02.
          “Environmental Laws” means any and all Federal, state, local, regional and foreign statutes, laws, rules of common law, constitutional provisions, regulations, ordinances, rules judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or Hazardous Materials, including, those relating to the use analysis, generation, manufacture, storage, discharge, emission, release, disposal, transportation treatment, investigation, removal, or remediation of Hazardous Materials. Environmental Laws include those acts commonly referred to as: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act; the National Environmental Policy

Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and their state counterparts.
          “ERCOT” means the Electric Reliability Council of Texas, or any successor thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of the controlled group of RERH Holdings or under common control with RERH Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001(a)(14) of ERISA.
          “ERISA Event” means (a) a reportable event (within the meaning of Section 4043 of ERISA) with respect to a Pension Plan; (b) a withdrawal by RERH Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) by RERH Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon RERH Holdings or any ERISA Affiliate.
          “Event of Default” means a Sleeve Provider Event of Default or a Reliant Event of Default.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Traded Contract” has the meaning ascribed thereto in the Existing CSRA.
          “Excluded Subsidiaries” means collectively, the “Excluded Subsidiaries” from time to time as defined in the NRG Credit Agreement and the “Excluded Subsidiaries” from time to time as defined in the Senior Note Documents as the NRG Credit Agreement and such Senior Note Documents are in effect on the Unwind Start Date, it being understood and agreed that any provisions in effect on the date hereof under the NRG Credit Agreement permitting any Person to designate and re-designate a Subsidiary as an Excluded Subsidiary shall apply hereunder and upon any such designation under the NRG Credit Agreement, the relevant Subsidiary shall be an Excluded Subsidiary hereunder.

          “Exclusivity and Fee Letter” means that certain letter agreement, dated February 22, 2009, from NRG and accepted and agreed to by the Merrill Parties.
          “Exempt Subsidiaries” means the “Exempt Subsidiaries” from time to time as defined in the NRG Credit Agreement as such agreement is in effect on the Unwind Start Date.
          “Existing CSRA” has the meaning ascribed thereto in the introductory paragraphs to this Agreement.
          “Existing Security Documents” shall mean the “Security Documents” (as defined in the Existing CSRA).
          “Exposure Report” has the meaning ascribed thereto in Schedule 1.01(c).
          “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or the treasurer of NRG or Board of Directors of NRG or the selling entity.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Sleeve Provider.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “First Execution Date” means September 24, 2006.
          “Fiscal Quarter” means each three month period of a Fiscal Year ending on March 31, June 30, September 30, and December 31.
          “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2006 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, county, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent system operator, transmission organization or other entity to the extent exercising executive, legislative, judicial, taxing, monetary, regulatory, supervisory or administrative powers or functions of or pertaining to government or the regulation of the business of the Sleeve Obligors.
          “Governmental Contract” means a contract for the purchase or sale of any retail electric products or services between any Sleeve Obligor and a Governmental Customer.
          “Governmental Customer” means (a) any agency, authority, instrumentality, central bank, independent system operator, transmission organization or other entity owned or controlled by any Governmental Authority or (b) any Person that is or could be a Governmental Authority; in either case, to the extent acting in a commercial capacity under a Governmental Contract.
          “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise; provided, that standard contractual indemnities that do not relate to Indebtedness shall not be considered a Guarantee). The term “Guarantee” as a defined verb has a corresponding meaning.
          “Guaranteed Obligations” has the meaning ascribed thereto in Section 11.01.
          “Hazardous Materials” means all explosive, flammable, corrosive or radioactive substances or wastes and all hazardous, carcinogenic, mutagenic or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, toxic mold and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “ICE” means the IntercontinentalExchange, Inc. or its successor.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;
     (c) in respect of banker’s acceptances;

     (d) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions, Synthetic Lease Obligations or financing leases;
     (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;
     (f) representing any Interest Hedging Obligations; or
     (g) consisting of Disqualified Stock;
whether or not any of the preceding items appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be:
     (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (ii) the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness;
     (iii) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:
     (A) the Fair Market Value of such asset at such date of determination, and
     (B) the amount of such Indebtedness of such other Persons; and
     (iv) in respect of any Guarantee, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
          “Interest Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:
     (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (b) other agreements or arrangements designed to manage interest rate risk; and

     (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.
          “Law” means, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, including ERCOT, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.
          “Loans” means the loans made by the Working Capital Facility Provider to REPS under, and in accordance with, the Working Capital Facility.
          “Make-whole Payment” has the meaning ascribed thereto in Section 3.05.
          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Federal Reserve Board.
          “Market Information” means market information such as price curves, volatilities, interest rates and similar information for which quotes are customarily available from reference market makers.
          “Material Adverse Effect” means a material adverse effect upon (a) the business, operations, property or financial condition of NRG and its Subsidiaries taken as a whole; or (b) the validity or enforceability against any of NRG or any Other Sleeve Obligor of any Transaction Document to which it is a party or the material rights and remedies of the Sleeve Provider thereunder.
          “Merrill Collateral” or “ML Collateral” has the meaning ascribed thereto in Section 3.01.
          “Merrill Parties” means the Sleeve Provider and the ML Guarantee Provider.
          “Minimum Transfer Amount” means $100,000.
          “Mirror OTC Contract” has the meaning ascribed thereto in the Existing CSRA.
          “ML Credit Event” means the any of the following:
     (a) the ML Guarantee Provider (i) shall default (after giving effect to all applicable grace periods) in the payment of any Indebtedness or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 and (ii) either (A) at the time of such default (after giving effect to all applicable grace periods), the final scheduled maturity of such Indebtedness shall have occurred or (B) the final scheduled maturity of such Indebtedness shall have been accelerated; or
     (b) any senior unsecured, non-credit enhanced debt of the ML Guarantee Provider shall fail to maintain a Credit Rating of at least BBB by S&P or Baa by Moody’s; or
     (c) the ML Guarantee Provider institutes or consents to the institution of any proceeding under any insolvency, bankruptcy, reorganization, receivership, liquidation, winding-up or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the ML Guarantee Provider and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any insolvency, bankruptcy, reorganization, receivership, liquidation, winding-up or other debtor relief law relating to the ML Guarantee Provider or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (d) the ML Guarantee Provider becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
     (e) the entry into any definitive agreement for the sale, merger or consolidation, or other transaction or disposition of or by either of the Merrill Parties, if the resulting successor to or assignee of either of the Merrill Parties would not be a direct or indirect 100% owned subsidiary of the ML Parent Guarantor, or would otherwise result in the termination of the BAC Guarantee.
          “ML Guarantee” means each guarantee listed on Schedule 1.01(a) and any guarantee by the ML Guarantee Provider in respect of any Post-Unwind Start Date Transaction.
          “ML Guarantee Provider” means ML&Co.
          “ML&Co.” means Merrill Lynch & Co., Inc., a Delaware corporation.
          “MLCI” means Merrill Lynch Commodities, Inc., a Delaware corporation.
          “ML Parent Guarantor” means Bank of America Corporation, a Delaware corporation.
          “Monthly Determination Date” means, with respect to any calendar month, the last Business Day of the immediately preceding month.
          “Monthly Payment Date” means, in respect of any month, the date two Business Days after the first day of such month.

          “Monthly Sleeve Fee” means, in respect of any calendar month for which the Credit Sleeve Termination Date has not occurred or prior to the Monthly Determination Date for such month, (a) if the Merrill Parties remain obligated in respect of any Post-Unwind Start Date Transactions with Current Exposure that is equal to or greater than 50 BCFe (as determined as of the Monthly Determination Date for such month), $1,000,000, (b) if the Merrill Parties remain obligated in respect of any Post-Unwind Start Date Transactions with Current Exposure that is equal to or greater than 30 BCFe but less than 50 BCFe (as determined as of the Monthly Determination Date for such month), $750,000, and (c) if the Merrill Parties remain obligated in respect of any Post-Unwind Start Date Transactions with Current Exposure that is less than 30 BCFe (as determined as of the Monthly Determination Date for such month) or if the Credit Sleeve Termination Date has not occurred on or prior to such Monthly Determination Date, $500,000; provided that for any month following January 2010 in which the Credit Sleeve Termination Date has not occurred on or prior to the Monthly Determination Date for such month, the Monthly Sleeve Fee that would otherwise be payable for such month shall be increased by 100%.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and NRG.
          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made, or have been required to be made, by RERH Holdings or any ERISA Affiliate and that is covered by Title IV of ERISA.
          “Notice Date” has the meaning ascribed thereto in Section 3.02.
          “NRG” has the meaning ascribed thereto in the preamble to this Agreement.
          “NRG Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 8, 2007 between NRG, Citicorp North America Inc., as Administrative Agent, and the lenders and other Persons party thereto, as amended, restated, refinanced and otherwise modified from time to time.
          “NYMEX” means the New York Mercantile Exchange or its successor.
          “Obligations” means any amounts, principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the applicable documentation.
          “Obligee Guarantor” has the meaning ascribed thereto in Section 11.06.
          “Other Sleeve Obligors” means each of REPS, RERH Holdings, RERH, RERS, RERR and any other Subsidiaries of RERH Holdings and, in each case, their respective successors and assigns.
          “Partial Credit Sleeve Termination Date” means the earliest date on which all of the Merrill Parties’ obligations in respect of the Post-Unwind Start Date Transactions have been terminated and satisfied in full and all Merrill Collateral (other than any C&I Guarantee in respect of which NRG has satisfied the requirements of Section 10(a)(iii)) posted by the Merrill Parties has been returned to the Merrill Parties or reimbursement has been made therefor.
          “Party” has the meaning ascribed thereto in the preamble to this Agreement.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by RERH Holdings or any ERISA Affiliate or to which RERH Holdings or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which RERH Holdings or any ERISA Affiliate has any direct or contingent liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by RERH Holdings or its Subsidiaries or with respect to which RERH Holdings or its Subsidiaries could have any direct or contingent liability or, with respect to any such plan that is subject to Section 412 of the Code, or Title IV of ERISA, any such plan established by an ERISA Affiliate.
          “Post-Default Rate” means a per annum rate equal to the Base Rate (as in effect from time to time) plus 11.00%.
          “Post-Unwind Start Date Obligations” means, collectively, the Post-Unwind Start Date Transactions, the outstanding cash postings to TDSPs described on Schedule 1.01(a) hereto and the ML Guarantees.
          “Post-Unwind Start Date Transaction” means a trade entered prior to the Unwind Start Date in accordance with this Agreement under which the final delivery date, payment date, or settlement date is scheduled to occur after the Unwind Start Date, and in each case, is identified on Schedule 1.01(a) hereto.
          “Posted Collateral” means, for any day, all cash and letters of credit posted by the Sleeve Obligors to the Merrill Parties under this Agreement, including all Current Collateral and Contingent Collateral posted in accordance with Section 10, which as of such day has not theretofore been applied or used by the Merrill Parties to satisfy any Credit Sleeve Obligation or otherwise returned to NRG.
          “Power and Hedging Contract” means each over-the-counter master agreement between REPS and a Counterparty providing for transactions regarding Accepted Products (as such term is defined in the Existing CSRA), and including as part thereof the associated Credit Support Agreement, in each case, existing on the Unwind Start Date.

          “Preferred Equity” means, collectively, each of (i) the Certificate of Designations of NRG, adopted December 14, 2004, with respect to 4.0% Convertible Perpetual Preferred Stock and (ii) the Certificate of Designations of NRG, adopted August 5, 2005, with respect to 3.625% Convertible Perpetual Preferred Stock.
          “Prime Rate” means a fluctuating rate of interest equal to the rate of interest most recently announced by the Wall Street Journal as the prime rate for Dollar-denominated loans.
          “Reimbursement Guarantors” means each of the Other Sleeve Obligors and their respective successors and assigns.
          “Reimbursement Guaranty” means the guarantee of the Reimbursement Guarantors to repay the Guaranteed Obligations in accordance with Section 11.
          “Reimbursement Obligations” means the Draw Reimbursement Obligations and the Deferred Reimbursement Obligations.
          “Reliant Default” means any Default with respect to a Reliant Event of Default.
          “Reliant Event of Default” has the meaning ascribed thereto in Section 8.01.
          “Remaining C&I Exposure” means an amount equal to 115% of the sum of all exposure and all other liabilities and potential liabilities of the Merrill Parties under each C&I Guarantee, as reasonably determined by the Merrill Parties (in each case, calculated by the Merrill Parties in a manner consistent with the calculation of Current Exposure and Contingent Exposure hereunder).
          “REPS” has the meaning ascribed thereto in the preamble of this Agreement.
          “RERH” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERH Holdings” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERR” has the meaning ascribed thereto in the preamble to this Agreement.
          “RERS” has the meaning ascribed thereto in the preamble to this Agreement.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Party and, in addition with respect to the Other Sleeve Obligors, any officer thereof that is also a vice president or more senior officer of NRG (excluding vice presidents in marketing). Any document delivered hereunder that is signed by a Responsible Officer of a Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Party.
          “Restricted Subsidiary” shall have the meaning set forth in the NRG Credit Agreement as in effect on the date hereof, it being understood and agreed that any and all provisions in effect on the date hereof under the NRG Credit Agreement permitting any Person to designate and re-designate any Restricted Subsidiary or any other type of Subsidiary shall apply hereunder; provided that, for purposes of this Agreement, each Other Sleeve Obligor shall be deemed to be a Restricted Subsidiary at all times.
          “S&P” means Standard & Poor’s Ratings Group (presently a division of The McGraw-Hill Companies, Inc.), together with its successors, or, if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Sleeve Provider and NRG.
          “Scheduled Term” means the period from the First Execution Date through January 29, 2010.
          “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
          “Senior Note Documents” means any or all of the following:
     (a) The Base Indenture, dated as of February 2, 2006 (as amended, restated, refinanced, modified or otherwise in effect from time to time) (the “Base Indenture”), by and between NRG and Law Debenture Trust Company of New York, as trustee (the “Trustee”);
     (b) First Supplemental Indenture, dated as of February 2, 2006, by and among NRG, the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.250% Senior Notes due 2014;
     (c) Second Supplemental Indenture, dated as of February 2, 2006, by and among NRG, the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.375% Senior Notes due 2016;
     (d) Third Supplemental Indenture, dated as of March 14, 2006, by and among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (e) Fourth Supplemental Indenture, dated as of March 14, 2006, by and among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (f) Fifth Supplemental Indenture, dated as of April 28, 2006, by and among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (g) Sixth Supplemental Indenture, dated as of April 28, 2006, among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (h) Seventh Supplemental Indenture, dated November 13, 2006 among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (i) Eighth Supplemental Indenture, dated November 13, 2006 among NRG, the guarantors listed on the signature page thereto and the Trustee;

     (j) Ninth Supplemental Indenture, dated as of November 21, 2006, by and among NRG, the subsidiaries of NRG set forth on Schedule I attached thereto and the Trustee, providing for the issuance of 7.375% Senior Notes due 2017;
     (k) Tenth Supplemental Indenture, dated July 19, 2007 among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (l) Eleventh Supplemental Indenture, dated July 19, 2007 by and among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (m) Twelfth Supplemental Indenture, dated as of July 19, 2007 among NRG, the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee;
     (n) Thirteenth Supplemental Indenture, dated as of August 28, 2007 among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (o) Fourteenth Supplemental Indenture, dated as of August 28, 2007, by and among NRG, the guarantors listed on the signature page thereto and the Trustee;
     (p) Fifteenth Supplemental Indenture, dated as of August 28, 2007, by and among NRG, the subsidiaries of the Company set forth on Schedule I attached thereto and the Trustee;
     (q) Sixteenth Supplemental Indenture, dated as of April 28, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (r) Seventeenth Supplemental Indenture, dated as of April 28, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (s) Eighteenth Supplemental Indenture, dated as of April 28, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (t) Nineteenth Supplemental Indenture, dated as of May 8, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (u) Twentieth Supplemental Indenture, dated as of May 8, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (v) Twenty-first Supplemental Indenture, dated as of May 8, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (w) Twenty-second Supplemental Indenture, dated as of June 5, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (x) Twenty-third Supplemental Indenture, dated as of July 14, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;

     (y) Twenty-fourth Supplemental Indenture, dated as of October 5, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (z) Twenty-fifth Supplemental Indenture, dated as of October 5, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (aa) Twenty-sixth Supplemental Indenture, dated as of October 5, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee;
     (bb) Twenty-seventh Supplemental Indenture, dated as of October 5, 2009, by and among NRG, the subsidiaries of NRG party thereto and the Trustee; and
     (cc) Any other supplemental indenture issued pursuant to the Base Indenture.
          “Senior Notes” shall mean each note issued pursuant to the Senior Note Documents.
          “Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and shall in any event include the Core Collateral Subsidiaries.
          “Sleeve Obligors” has the meaning ascribed thereto in the preamble to this Agreement.
          “Sleeve Provider” has the meaning ascribed thereto in the preamble to this Agreement.
          “Sleeve Provider Event of Default” has the meaning ascribed thereto in Section 8.02.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.
          “Specified Transaction” means, with respect to any Person (i) any prepaid forward sale of energy, oil, gas or minerals by such Person that is intended primarily as a borrowing of funds, excluding volumetric production payments, and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds, or any combination of any of the foregoing, with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
          “TDSP” means a transmission or distribution service provider.
          “Terminated Agreements” has the meaning ascribed thereto in Section 12.18(b).
          “Third A&R Date” means May 1, 2009.
          “Transaction Documents” means this Agreement and any other contract or agreement (including ISDA Master Agreements, but excluding any Credit Support Agreements and any Terminated Agreements) between any Merrill Party or its Affiliates, on one hand, and any Sleeve Obligor or its Affiliates, on the other hand, relating to the transactions contemplated hereby.
          “Unaudited Financial Statements” means the unaudited consolidated balance sheet of NRG and its consolidated Subsidiaries as at the end of the Fiscal Quarter ended June 30, 2009, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and cash flows for the Fiscal Quarter then ended, including normal year-end adjustments and without comparisons to prior periods.
          “Unfunded Pension Liability” means the failure of a Pension Plan to satisfy the minimum funding standard applicable to such Pension Plan for any plan year, as determined in accordance with Section 412 of the Code.
          “Unrestricted Subsidiary” shall have the meaning set forth in the NRG Credit Agreement.
          “Unwind Start Date” has the meaning ascribed thereto in the preamble to this Agreement.
          “Valuation Date” means, (a) when used with respect to the determination of the Current Adjustment Amount, each Business Day, and (b) when used with respect to the determination of the Contingent Adjustment Amount, each Monthly Determination Date.

          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
          “Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person.
          “Working Capital Facility” means the Working Capital Facility dated as of September 1, 2006, as amended and restated as of the Third A&R Date, among Working Capital Facility Provider, as Lender, REPS, as Borrower, and the Other Sleeve Obligors, as Guarantors.
          “Working Capital Facility Provider” means Merrill Lynch Capital Corporation, a Delaware corporation.
          1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements or modifications, renewals or replacements set forth therein or herein), (b) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this Section 1.02, a “law”) shall refer to that law as amended from time to time and shall include any successor law, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.
          1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Sleeve Provider hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with that used in the financial statements referred to in Section 5.05.

          Section 2. Credit Sleeve for Post-Unwind Start Date Obligations.
          2.01. Credit Sleeve.
          (a) From and after the Unwind Start Date, and otherwise subject to and in accordance with the terms and conditions of this Agreement, the Merrill Parties shall:
     (i) until the earlier of the Credit Sleeve Termination Date and January 29, 2010, cause the ML Guarantee Provider to perform under ML Guarantees in respect of REPS’ obligations under the Post-Unwind Start Date Transactions, and prevent any events of default or termination events relating solely to the ML Guarantee Provider as a credit support provider under such Post-Unwind Start Date Transactions, including the related Credit Support Agreements;
     (ii) until the earlier of the Credit Sleeve Termination Date and January 29, 2010, cause the Sleeve Provider to perform under Credit Support Agreements providing credit support for the obligations in respect of the Post-Unwind Start Date Transactions, and prevent any events of default or termination events relating solely to the Sleeve Provider as a credit support provider under the Credit Support Agreements related to the Post-Unwind Start Date Transactions;
     (iii) until the earlier of the Credit Sleeve Termination Date and April 30, 2010, cause the ML Guarantee Provider to perform under the C&I Guarantees; and
     (iv) execute and deliver such further certificates, documents and agreements, and take such further actions, as NRG may reasonably request to fully implement the intent of the foregoing;
provided, however, that from and after the Unwind Start Date, the foregoing obligations of the Merrill Parties are subject to the following: (A) all obligations of the Merrill Parties to perform in respect of any ML Guarantee or to post or provide any collateral or other credit support under this Agreement shall be limited to the Post-Unwind Start Date Obligations; (B) all commitments of the Merrill Parties with respect to entering into any Mirror OTC Contract or Exchange Traded Contract shall be terminated; (C) all commitments of the Merrill Parties with respect to providing ML Guarantees or the posting or provision of collateral to Governmental Authorities that are not Governmental Customers shall be terminated, including, without limitations, all obligations to post or provide collateral to any TDSP or ERCOT; and (D) the Sleeve Obligors, in consultation with the Merrill Parties, shall have the right to deliver to all applicable Persons notices that all such commitments as provided in the foregoing clauses (A), (B) and (C) have terminated and the right to the return of any collateral theretofore posted under such commitments.
          (b) From and after the Unwind Start Date, each of the Other Sleeve Obligors shall have the right to conduct any power, gas and other commodity purchases or sales and hedging transactions; provided that (i) such transactions do not impose setoff rights against any Post-Unwind Start Date Obligations and (ii) the Other Sleeve Obligors may not enter into any transaction under any Power and Hedging Contract so long as any Post-Unwind Start Date Transaction remains outstanding thereunder and so long as the Merrill Parties have not been fully released and legally discharged from all obligations under such Power and Hedging Contract (other than any indemnities and/or other contingent obligations not then due and payable, if any).
          2.02. Power and Hedging Contracts; Obligations of Compliance Parties.
          (a) Power and Hedging Contracts. In connection with the obligations of the Merrill Parties under Section 2.01(a):
     (i) Modifications to any Power and Hedging Contract, Credit Support Agreement or ML Guarantee, in each case, in respect of any Post-Unwind Start Date Obligation shall require the consent of the Merrill Parties, not to be unreasonably withheld or delayed.
     (ii) Following receipt of notice from any Counterparty or Governmental Customer in respect of which any Post-Unwind Start Date Obligation is outstanding, that REPS (or the Sleeve Provider on its behalf) is required to post or return collateral in connection with any collateral posting obligation that the Sleeve Provider has undertaken in accordance with this Agreement, REPS shall promptly (and in no event later than, for collateral to be posted on the same day, 11:00 a.m. CPT on such day of receipt, and for collateral to be posted on the next day, 2:00 p.m. CPT on such day of receipt) provide such notice to the Sleeve Provider. On each day in which REPS is permitted to value exposure or make any other determination in respect of collateral to be posted by or to the Sleeve Provider in connection with any posting obligation that the Sleeve Provider has agreed to undertake in connection with this Agreement, REPS shall make such valuation or determination in good faith and in a commercially reasonable manner. To the extent applicable, following any valuation or determination made pursuant to the prior sentence, REPS shall make demand to the applicable Person for the posting of collateral by or the return of collateral to the Sleeve Provider and to the extent the Sleeve Provider receives such a demand from REPS, the Sleeve Provider shall, subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 4, and the related Credit Support Agreement, make such posting of collateral as demanded, whether or not the Sleeve Provider disputes the valuation, determination or demand (but subject to the Sleeve Provider’s rights to cause the adjustment thereof below). Each valuation, determination and demand of REPS specified in this clause (ii) shall be made by REPS without consultation with the Sleeve Provider unless such consultation is sought by REPS, except that:
     (1) if the Sleeve Provider disputes any such valuation, determination or demand, prior to any action taken under paragraphs (2) or (3) below, and prior to the commencement of any further remedial action, REPS shall negotiate with the Sleeve Provider in good faith for one Business Day to resolve any such dispute and upon resolution of such dispute, the applicable valuation, determination or demand shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations, determinations or demands apply;

     (2) if the Sleeve Provider disputes any such valuation based on Market Information, prior to any action taken under paragraph (3) below, the Market Information and resulting calculation shall be determined in accordance with Section 12.13 and upon such determination, the applicable valuation shall be adjusted accordingly, with corresponding adjustments to the subsequent requests to the Persons to whom such valuations apply; provided that, until such determination in accordance with Section 12.13, the valuation determined by REPS shall apply;
     (3) to the extent applicable, if after the application of paragraphs (1) and (2) above, the Sleeve Provider in its reasonable discretion determines that (x) more than $15,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted in excess of the amount that is required to be posted as determined by REPS (determined, in each case, on aggregate basis across all Persons to whom the Sleeve Provider has such excess posted or has requested posting of Merrill Collateral in an outstanding value of $2,000,000 or more in connection with this Agreement), or (y) more than $5,000,000 in outstanding value of Merrill Collateral remains at any time posted or is requested to be posted to any single Person in excess of the amount that is required to be posted as determined by REPS, then, in either case, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent within three Business Days for resolution, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its reasonable best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Person holding excess Merrill Collateral that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply; and
     (4) to the extent applicable, if after application of paragraphs (1) and (2) above the Sleeve Provider in its reasonable discretion determines that the outstanding value of any single Counterparty’s cash collateral posted or requested to be posted to any Sleeve Obligor as determined by REPS is more than $5,000,000 in deficiency of the amount that is required to be posted as determined by Sleeve Provider, then, if REPS disputes such determination, such determination shall be referred by the parties to the Calculation Agent for within three Business Days, and upon resolution of such dispute the applicable valuation shall apply and REPS shall use its reasonable best efforts to negotiate with, and to the extent applicable, dispute valuations of, or provide updated valuations to each such Counterparty that the Sleeve Provider may direct in accordance with the resolution; provided that in lieu thereof REPS may instead authorize the Sleeve Provider to do so; and provided further that, until resolution of this dispute by the Calculation Agent, the valuation determined by REPS shall apply .
          (b) Compliance Requirements. Each Compliance Party shall be subject to the Compliance Requirements.

          Section 3. Payments, Fees and Records.
          3.01. Notice of Payment on ML Guarantee or Collateral Foreclosure. The Sleeve Provider shall notify NRG, promptly upon receipt from any beneficiary or recipient of an ML Guarantee or any secured party to which the Sleeve Provider has provided collateral pursuant to Section 2 (whether an ML Guarantee, posted cash collateral, surety bond, letter of credit or other collateral or credit support, “Merrill Collateral” or “ML Collateral”) of any demand for payment under such ML Collateral or any Collateral Foreclosure thereon or of any notice of default. The Sleeve Provider shall notify NRG of the Dollar amount paid by the Merrill Parties as a result of such demand or the Dollar amount of Merrill Collateral relating to such Collateral Foreclosure, as applicable, and the date on which payment was made by a Merrill Party in respect of such demand or the date on which such Collateral Foreclosure occurred, as applicable (any such date, a “Capital Outlay Date”).
          3.02. Repayment of Draw Reimbursement Obligations. NRG hereby unconditionally and irrevocably promises to pay to the Sleeve Provider, on behalf of the applicable Merrill Party, the entire outstanding Dollar amount of each payment on behalf of the Sleeve Obligors by the ML Guarantee Provider or the Sleeve Provider arising from each demand for payment under Merrill Collateral or payment on behalf of the Sleeve Obligors by the Sleeve Provider arising from each Collateral Foreclosure of ML Collateral and the entire outstanding Dollar amount of any ML Collateral that is not returned by any person to the Merrill Parties for any reason (including, any bankruptcy or insolvency of the applicable counterparty) within one Business Day of the time required by the terms of the applicable Counterparty Document or other applicable arrangement pursuant to which such Merrill Collateral was posted to such person (each, a “Draw Reimbursement Obligation”), notwithstanding the identity of the beneficiary or recipient of any Merrill Collateral, and without presentment, demand, protest or other formalities of any kind. Each such Draw Reimbursement Obligation shall mature on the Business Day following the date the Sleeve Provider delivers notice to NRG of the related Capital Outlay Date as provided in Section 3.01 (the “Notice Date”); provided that, in the event that, on or prior to the Business Day following the Notice Date, NRG delivers to the Sleeve Provider in good faith a written notice referred to in Section 8.02(b) or (c) predicated upon (i) failure to pay under any ML Guarantee after demand by the beneficiary complying with the terms and conditions of the ML Guarantee or (ii) the breach of a Merrill Party of its obligations under Section 2.01 or any Credit Support Agreement, such Draw Reimbursement Obligation shall mature and be payable on the earliest of (A) the date that the notice to the Sleeve Provider is withdrawn, (B) the date the underlying failure related to the Draw Reimbursement Obligation is cured, (C) the date that the remedies under Section 9.02 with respect to such failure have been resolved, mutually concluded, or finally determined by a court of competent jurisdiction, or (D) January 29, 2010 (any Reimbursement Obligation subject to the foregoing proviso, a “Deferred Draw Reimbursement Obligation”).
          Notwithstanding any payment of a Draw Reimbursement Obligation NRG makes as required in this Section 3.02, NRG does not by making such payment waive any rights under Sections 8.02 and 9.02 against a Merrill Party related to the applicable Draw Reimbursement Obligation, subject to the limitations in Section 9.04.

          3.03. Interest.
          (a) (i) NRG hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d):
     (A) interest accruing at a rate per annum equal to the Base Rate (as in effect from time to time) plus 5.875% on the unreimbursed Dollar amount of each Current Draw Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Current Draw Reimbursement Obligation shall be paid in full; and
     (B) interest accruing at a rate per annum equal to the LIBO Rate (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) plus 5.875% on the unpaid Dollar amount of each Deferred Reimbursement Obligation for the period from and including the Business Day following the related Notice Date to but excluding the date the Dollar amount of such Deferred Reimbursement Obligation shall be paid in full.
     (ii) NRG agrees, for the benefit of the Sleeve Provider, to perform, comply with and be bound by each of its covenants, agreements and obligations contained in Sections 2.10, 2.13, and 2.14 of the Working Capital Facility with respect to Deferred Reimbursement Obligations, as modified and supplemented and in effect from time to time, or as last in effect in the event the Working Capital Facility shall be terminated.
Without limiting the generality of the foregoing, the above-mentioned provisions of the Working Capital Facility, together with related definitions (including the definition of “LIBO Rate” and “Interest Payment Date”) and ancillary provisions, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis, notwithstanding that the Working Capital Facility is being terminated concurrently with the Unwind Start Date.
          (b) Notwithstanding Section 3.03(a), NRG hereby unconditionally promises to pay to the Sleeve Provider, when due and payable in accordance with Section 3.03(d), interest accruing at a rate per annum equal to the Post-Default Rate (as in effect from time to time) on (i) the Dollar amount of each Reimbursement Obligation that is not paid in full within one Business Day after becoming due and (ii) any other overdue amount payable by NRG or any Other Sleeve Obligor under any Transaction Documents with any Merrill Party, in each case for the period from and including the due date thereof to but excluding the date the same is paid in full.
          (c) Interest on any amount, including interest on Reimbursement Obligations, shall be computed on the basis of actual days elapsed (including the first day but excluding the last day) occurring during the period such interest accrues and a year of 365 or 366 days, as applicable (if computed by reference to the Prime Rate) or 360 days (if computed by reference to the Federal Funds Rate or the LIBO Rate).
          (d) (i) Subject to clause (iii) below, accrued interest on each Current Draw Reimbursement Obligation shall be payable monthly on the last Business Day of each month and on the date that such Current Draw Reimbursement Obligation shall be paid in full; (ii) subject to clause (iii) below, accrued interest on each Deferred Reimbursement Obligation shall be payable on each Interest Payment Date (as defined in the Working Capital Facility and incorporated by reference in accordance with Section 3.03(a)(ii)) for such Deferred Reimbursement Obligation and on the date that such Deferred Reimbursement Obligation shall be paid in full; and (iii) accrued interest on any amount (including Current Draw Reimbursement Obligations and Deferred Reimbursement Obligations) payable in accordance with Section 3.03(b) shall be payable on demand from time to time, on the last Business Day of each month and on the date that such amount is paid in full.
          3.04. Monthly Sleeve Fee. NRG hereby unconditionally promises to pay to the Sleeve Provider, with respect to each month, the Monthly Sleeve Fee for such month, payable in advance on the Monthly Payment Date for such month. The Monthly Sleeve Fee or any portion thereof shall not be refundable under any circumstances. In addition, NRG hereby unconditionally promises to pay to the Sleeve Provider from time to time on demand interest accruing at a rate per annum equal to the Post-Default Rate (as in effect from time to time) on the aggregate amount of any Monthly Sleeve Fee and on any other amount payable hereunder that is not paid in full when due.
          3.05. Make-Whole Payment. In lieu of any amounts that would otherwise become due and payable under the Exclusivity and Fee Letter, NRG shall pay to the Sleeve Provider on the Unwind Start Date a make-whole payment in an amount equal to $5,000,000, and on January 4, 2010 a further make-whole payment in an amount equal to $5,000,000 (collectively, the “Make-whole Payment”). The Make-whole Payment shall discharge the obligations of the Sleeve Obligors under Section 3(iii) of the Exclusivity and Fee Letter. The Make-whole Payment or any portion thereof shall not be refundable under any circumstances.
          3.06. Payments Generally.
          (a) Payments by Sleeve Obligors. Except to the extent otherwise provided herein, all payments in respect of Reimbursement Obligations, interest, Monthly Sleeve Fees, the Make-whole Payment and other amounts to be made by the Sleeve Obligors under this Agreement, and, except to the extent otherwise provided therein, all payments to be made by the Sleeve Obligors under any other Transaction Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim to the Sleeve Provider at the account designated on Schedule 3.06(a) or any other account designated in writing by the Sleeve Provider to NRG not less than five Business Days before any payment is made, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (b) Extensions to Next Business Day. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the immediately succeeding Business Day and interest shall be payable for any amount so extended for the period of such extension (except in the case of the Monthly Sleeve Fee).

          3.07. Records; Prima Facie Evidence.
          (a) Maintenance of Records by the Sleeve Provider. The Sleeve Provider shall maintain records in which it shall record (i) each ML Guarantee issued hereunder or other Merrill Collateral provided hereunder, (ii) the amount of each Reimbursement Obligation, (iii) interest due and payable or to become due and payable from NRG to the Sleeve Provider hereunder and (iv) the amount of any sum received by the Sleeve Provider hereunder.
          (b) Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Sleeve Provider to maintain such records or any error therein shall not in any manner affect the obligation of NRG to repay the Reimbursement Obligations in accordance with the terms of this Agreement.
          Section 4. Conditions.
     The obligation of the Merrill Parties to post or provide any Merrill Collateral, including to post or provide any additional cash collateral or to otherwise make any payment or perform under any ML Guarantee, in respect of any Post-Unwind Start Date Obligation is subject to the following conditions precedent that, both immediately prior to and after giving effect thereto and to the intended use thereof:
     (a) (i) Each of the representations and warranties of the Sleeve Obligors made in Section 5 and in the other Transaction Documents, if any, which is qualified by materiality shall be true and correct and (ii) each of the other representations and warranties of the Sleeve Obligors made in Section 5 and in the other Transaction Documents shall be true and correct in all material respects, in each case of clause (i) and (ii) on and as of the date of request provision of such Merrill Collateral, with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
     (b) The Sleeve Obligors shall be in compliance with all obligations to post Current Collateral and Contingent Collateral in accordance with Section 10; and
     (c) no Reliant Default or Reliant Event of Default shall have occurred and be continuing.
Each request by NRG or any Other Sleeve Obligor for provision of Merrill Collateral shall constitute a certification to the effect that the above conditions have been satisfied.
          Section 5. Representations and Warranties. NRG and each of the Other Sleeve Obligors hereby represents and warrants as follows:
          5.01. Existence, Qualification and Power; Compliance with Laws. Such Person (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.02. Authorization; No Contravention. The execution, delivery and performance by such Person of each Transaction Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organizational documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except in each case as could not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject that could reasonably be expected to have a Material Adverse Effect; or (c) violate any Law that could reasonably be expected to have a Material Adverse Effect. The Sleeve Obligors are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.03. Governmental Authorization; Other Consents. Except as to (i) those which have been duly obtained, taken, given or made and are in full force and effect and (ii) those third party (including Governmental Customers) consents and agreements necessary to obtain the release and discharge of any Merrill Collateral, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Sleeve Obligors of this Agreement or any other Transaction Document; provided that any failure of the Sleeve Obligors to obtain any consents and agreements described in clause (ii) shall not relieve the Sleeve Obligors of their obligation to cause the Partial Credit Sleeve Termination Date and Credit Sleeve Termination Date each to occur as provided herein.
          5.04. Binding Effect. This Agreement has been, and each other Transaction Document, when executed and delivered hereunder, will have been, duly executed and delivered by each Sleeve Obligor that is party thereto. This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Sleeve Obligor, enforceable against each Sleeve Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.
          5.05. Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of NRG and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of NRG and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) From the date of the Audited Financial Statements through the Unwind Start Date, except as disclosed in public filings or in writing to the Sleeve Provider on or before five Business Days before the Unwind Start Date, there has been no event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect.
          5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Sleeve Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Sleeve Obligors or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (b) except as disclosed to the Sleeve Provider on Schedule 5.06 or as disclosed in public filings, exist on or prior to the Unwind Start Date and either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
          5.07. No Default. Immediately prior to the Unwind Start Date, and before giving effect to the amendment and restatement of this Agreement described in Section 12.17, no Reliant Default had occurred and was continuing. On the Unwind Start Date, and after giving effect to the amendment and restatement of this Agreement described in Section 12.17, no Reliant Default has occurred and is continuing or would result from the consummation of the amendment and restatement described in Section 12.17 or the resulting transactions contemplated by this Agreement or any other Transaction Document.
          5.08. [Intentionally Deleted].
          5.09. [Intentionally Deleted].
          5.10. [Intentionally Deleted].
          5.11. ERISA Compliance.
          (a) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan has been established, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Sleeve Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification, and (iii) NRG and each ERISA Affiliate have made all required contributions (both quarterly and annually) to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Sleeve Obligors, threatened claims, actions or lawsuits or investigations, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability, whether or not waived, that could reasonably be expected to have a Material Adverse Effect, and no application for a waiver of the minimum funding standard has been filed or is expected to be filed with respect to any Pension Plan; (iii) none of the Sleeve Obligors and any of their ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (iv) none of the Sleeve Obligors and any of their ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          5.12. [Intentionally Deleted].
          5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
          (a) None of the Sleeve Obligors is engaged principally or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) None of the Sleeve Obligors or any Person Controlling the Sleeve Obligors (i) is in violation of any regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or any foreign, federal or local statute or any other Law of the United States of America or any other jurisdiction, except in each case as could not reasonably be expected to have a Material Adverse Effect, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.14. Disclosure. The Sleeve Obligors have disclosed to the Sleeve Provider all agreements, instruments and corporate or other restrictions to which the Sleeve

Obligors are subject, and all other matters known to it (other than general industry, political, and economic conditions or matters disclosed in public filings), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Sleeve Obligor to the Sleeve Provider in connection with the transactions contemplated or delivered to the Sleeve Provider hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished), at the time furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Sleeve Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that estimates are by their nature inherently uncertain and no assurances are being given that such results will be achieved; and provided further, that the Sleeve Obligors make no representation or warranty, express or implied, with respect to the Compliance Information delivered to Sleeve Provider in accordance with Section 2.02(b).
          5.15. Compliance with Laws. Except as set forth on Schedule 5.15 or as disclosed in public filings, each of the Sleeve Obligors is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          5.16. Security Interest in Posted Collateral. Section 10 creates for the benefit of the Merrill Parties, a valid, first priority perfected security interest in the Posted Collateral, subject to no other Lien other than inchoate Liens on account of taxes, assessments or governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings.
          5.17. Solvency. NRG and the Other Sleeve Obligors are, on a consolidated basis, Solvent.
          Section 6. Affirmative Covenants. From the Unwind Start Date until the Credit Sleeve Termination Date, NRG shall, and shall cause each of the Other Sleeve Obligors, to:
          6.01. Financial Statements. Deliver to the Sleeve Provider, in form and detail reasonably satisfactory to the Sleeve Provider:
          (a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of NRG ending after the Unwind Start Date, an audited consolidated balance sheet of NRG and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case, the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board or its successor and shall not be subject to any “going concern” or like qualification or exception; and
          (b) as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of NRG ending after the Unwind Start Date, an unaudited consolidated balance sheet of NRG and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and for the portion of NRG’s Fiscal Year to date then ended and cash flows for the portion of NRG’s Fiscal Year to date then ended, setting forth in each case (beginning with Fiscal Quarter ending September 2009) in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of NRG as fairly presenting in all material respects the financial condition, results of operations and cash flows of NRG and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
          6.02. Certificates; Other Information. Deliver to the Sleeve Provider, in form and detail reasonably satisfactory to the Sleeve Provider:
          (a) promptly after any request by the Sleeve Provider, copies of any detailed audit reports, management letters or written recommendations submitted to the board of directors (or the audit committee of the board of directors) of NRG by independent accountants in connection with the accounts or books of NRG or any of the Other Sleeve Obligors or any audit of any of them;
          (b) promptly after the furnishing or receiving thereof, copies of any written notice of default furnished to, or received from, any holder of debt securities of NRG or any of the Other Sleeve Obligors pursuant to the terms of any indenture, guarantee or credit or similar agreement reflecting material indebtedness for borrowed money and not otherwise required to be furnished to the Sleeve Provider pursuant to Section 6.01 or any other clause of this Section;
          (c) at the applicable times required by Schedule 1.01(c), the data, reports and other information set forth therein; and
          (d) promptly, such additional information regarding the business, financial or corporate affairs of NRG or any of the Other Sleeve Obligors, or compliance with the terms of the Transaction Documents, as the Sleeve Provider may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be delivered electronically and when so delivered, shall be deemed to have been delivered on the date on which NRG provides such documents electronically, including by email or electronic posting; provided that: (i) NRG shall at the request of the Sleeve Provider deliver paper copies of such documents to the Sleeve Provider and (ii) if documents are electronically posted, NRG shall notify the Sleeve Provider (by telecopier or electronic mail) of the posting. The Sleeve Provider shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by NRG with any such request for delivery.
          6.03. Notices. Promptly notify the Sleeve Provider:
     (a) after any Responsible Officer’s obtaining knowledge of the occurrence of any Default with respect to a Reliant Event of Default and the intended actions of the Sleeve Obligors with respect thereto;
     (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
     (c)   after any Responsible Officer’s obtaining knowledge of the occurrence of any ERISA Event or of any actual or reasonably likely contribution failure under Code Section 412, or ERISA Section 302 with respect to any Pension Plan or the filing of an application seeking waiver of any potential contribution failure that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Sleeve Obligor setting forth details of the occurrence referred to therein and stating what action the applicable Sleeve Obligor has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.
          6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Sleeve Obligor; and (b) all lawful claims which, if unpaid, could reasonably be expected to result in a Material Adverse Effect.
          6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.01; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.06. [Intentionally Deleted].
          6.07. [Intentionally Deleted].
          6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          6.09. Books and Records. (a) Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Sleeve Obligors and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Sleeve Obligors.
          6.10. Inspection Rights.  Permit representatives and independent contractors of the Sleeve Provider to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to NRG, all at the expense of the Sleeve Obligors, and the Sleeve Obligors will pay up to $50,000 during any contract year to the extent of the third party expenses of the Sleeve Provider incurred in connection therewith (but the Sleeve Obligors shall pay no further expenses in connection therewith); provided that when a Reliant Event of Default exists the Sleeve Provider (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Sleeve Obligors, to the extent reasonable under the circumstances, without being subject to the expense limit described above, and at any time during normal business hours and without advance notice.
          6.11. Further Assurances. Promptly upon request by the Sleeve Provider, (a) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Sleeve Provider may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Transaction Documents, (ii) perfect and maintain the validity and effectiveness of any of the Transaction Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Merrill Parties the rights granted or now or hereafter intended to be granted to the Merrill Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which NRG or any of its Subsidiaries is or is to be a party.
          6.12. Obligation to Post Collateral. At the times required by Section 10, NRG shall post and maintain such cash or Acceptable Letters of Credit, as applicable, as provided in such Section to the Merrill Parties.
          6.13. Obligation to Cause Partial Credit Sleeve Termination Date and Credit Sleeve Termination Date. NRG and the Other Sleeve Obligors shall cause the Partial Credit Sleeve Termination Date to occur on or prior to January 29, 2010, and shall cause the

Credit Sleeve Termination Date to occur on or prior to April 30, 2010. Notwithstanding anything herein to the contrary, the “Credit Sleeve Termination Date” shall not occur until the date on which all Merrill Collateral, including all C&I Guarantees, posted by the Merrill Parties have been returned to the Merrill Parties and the Merrill Parties have been legally discharged from all obligations in respect of the transactions contemplated hereby and all ML Guarantees have been terminated, and on which all other obligations owed to the Merrill Parties hereunder and under the other Transaction Documents have been paid and satisfied in full (other than indemnities and any similar obligations of the Sleeve Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents).
          6.14. Return of TDSP Postings. The Sleeve Obligors agree to use all commercially reasonable efforts to effect the release and discharge of all ML Collateral held by any TDSP as soon as practicable following the Unwind Start Date; provided that nothing herein shall limit the Sleeve Obligors’ obligations to cause the Partial Credit Sleeve Termination Date and Credit Sleeve Termination Date each to occur in accordance with Section 6.13.
          Section 7. Negative Covenants. From the Unwind Start Date until the Credit Sleeve Termination Date, NRG shall not, and shall cause its Restricted Subsidiaries not to:
          7.01. Fundamental Changes. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Reliant Default or Reliant Event of Default shall have occurred and be continuing, (i) any Person may merge into NRG in a transaction in which NRG is the surviving corporation, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (iii) any Restricted Subsidiary (other than REPS) may liquidate or dissolve if NRG determines in good faith that such liquidation or dissolution is in the best interests of NRG and is not materially disadvantageous to the Merrill Parties, and (iv) any merger, consolidation, liquidation or dissolution otherwise prohibited by this Section 7.01(a) may be consummated in reliance of the General Disposition Basket (as defined below), or (b) consummate any Asset Sale (except to the extent any transaction permitted by Section 7.01(a) constitutes an Asset Sale, which transaction shall be permitted pursuant to the terms of Section 7.01(a)); provided that, (i) NRG and/or any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to NRG or to Restricted Subsidiary (as applicable), and (ii) if at the time thereof and immediately after giving effect thereto no Reliant Default or Reliant Event of Default shall have occurred and be continuing, NRG or any Subsidiary may sell, transfer, lease or otherwise dispose of (A) any of its assets (or otherwise undertake any transaction otherwise prohibited by Section 7.01(a)) provided that the aggregate fair market value (as determined by NRG in good faith) of all property disposed of in reliance on this clause 7.01(b)(ii)(A) (sub-clauses (A) and (B), the “General Disposition Basket”) from and after the date hereof shall not exceed $750,000,000, and (B) any of the assets or capital stock of Nuclear Innovation North America LLC, NRG Texas Power LLC, Elbow Creek Wind Project LLC and West Coast Power LLC and Subsidiaries of each of the foregoing.
          7.02. Other Covenants. The provisions of Sections 6.01, 6.02 and Sections 6.05 through 6.15 of the NRG Credit Agreement, together with all underlying definitions (the “Specified Covenants”), all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof (whether or not effected in connection with a replacement, refinancing or restatement of the NRG Credit Agreement)) for the benefit of MLCI; provided that if the NRG Credit Agreement is no longer in effect or at any time the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn thereunder is less than $100 million then the foregoing clause shall be deemed to apply to such Specified Covenants as the same were in effect immediately before the NRG Credit Agreement ceased to be in effect or immediately before the aggregate outstanding principal amount and/or amount available to be drawn thereunder was reduced to less than $100 million, as the case may be, and without giving effect to any amendments or waivers entered into immediately prior to or otherwise in connection with the termination of such agreement or such reduction in principal amount; provided further, that so long as the NRG Credit Agreement has not been terminated and the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn thereunder is at least $100 million, the Sleeve Obligors shall not be required to provide to the Merrill Parties hereunder copies of any notices required to be given to the lenders under the terms of the Specified Covenants.
          Notwithstanding anything to the contrary in this Agreement, (x) NRG shall have at all times the right (and the Merrill Parties shall have no right or claim in respect of any such action) to amend, restate, supplement, replace, refinance, obtain waivers or consents, or otherwise modify any and all terms and conditions of the NRG Credit Agreement (including the Specified Covenants) in accordance with the terms thereof (provided that after the date when the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn thereunder was reduced to less than $100 million, no such amendment, restatement, supplement, replacement, waiver or modification shall affect the Specified Covenants hereunder), and (y) (except following the date when the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn under the NRG Credit Agreement was reduced to less than $100 million) a waiver of any breach of, or consent obtained under, any term or condition of the NRG Credit Agreement (including with respect to the Specified Covenants) obtained in accordance with the terms and conditions thereof shall operate, automatically and without further action, as a waiver or consent in respect of the same terms and conditions under this Agreement and any other Transaction Document as relevant to the Specified Covenants.
          Section 8. Events of Default.
          8.01. Reliant Events of Default. Each of the following shall constitute a “Reliant Event of Default”:
     (a) Non-Payment. Any Sleeve Obligor fails to pay within three Business Days after the same becomes due, any amount payable to any Merrill Party hereunder or under any other Transaction Document; or
     (b) Specific Covenants. Any Sleeve Obligor fails to perform or observe any term, covenant or agreement contained in Section 10; or

     (c) Other Defaults. Any Sleeve Obligor fails to perform or observe any other material covenant or agreement (not specified in clause (a) or (b) above or not addressed by clause (j) below) contained in any Transaction Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) such Sleeve Obligor’s receiving notice thereof from Sleeve Provider, or (ii) a Responsible Officer or other executive officer of such Sleeve Obligor obtains knowledge of such occurrence; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Sleeve Obligor herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Insolvency Proceedings, Etc. Any Sleeve Obligor institutes or consents to the institution of any proceeding under any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any insolvency, bankruptcy, reorganization, receivership or other debtor relief law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (f) Inability to Pay Debts; Attachment. Any Sleeve Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
     (g) Invalidity of Documents or Security Interest in Posted Collateral. (i) This Agreement shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien on and security interest in the Posted Collateral purported to be covered by Section 10 hereof; or (ii) any Sleeve Obligor shall so assert such invalidity or lack of perfection or priority; or (iii) at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Credit Sleeve Obligations, this Agreement ceases to be in full force and effect; or (iv) any Sleeve Obligor or any other Person contests in any manner the validity or enforceability of any provision of this Agreement; or (v) any Sleeve Obligor denies that it has any further liability or obligation under any Transaction Document (other than pursuant to the terms hereof or thereof), or purports to revoke, terminate or rescind any provision of any Transaction Document; or
     (h) Cross-Default. NRG or any of its Significant Subsidiaries or any group of Significant Subsidiaries (other than, in each case, the Exempt Subsidiaries, Excluded Subsidiaries and Unrestricted Subsidiaries, in all cases, other than any Other Sleeve

Obligor) (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (or Guarantee) or under any Specified Transaction (in each case, except with respect to payments described in paragraph (a) above) having an aggregate amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $75,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit such Indebtedness or amounts owing under such Specified Transaction to be demanded as a result of such failure or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded as a result of such failure, and such failure or occurrence is not waived by the creditors within three Business Days of such failure or occurrence; or
     (i) [Intentionally Deleted];
     (j) Credit Sleeve Termination Date. The Partial Credit Sleeve Termination Date shall not have occurred at or prior to January 29, 2010 or the Credit Sleeve Termination Date shall not have occurred at or prior to April 30, 2010; or
     (k) Change of Control. The occurrence of any Change of Control.
          8.02. Sleeve Provider Events of Default. Any of the following shall constitute a “Sleeve Provider Event of Default”:
     (a) Non-Payment. (i) Any Merrill Party fails to pay within three Business Days after the same becomes due, any amount payable to a Sleeve Obligor hereunder or under any other Transaction Document, or (ii) at any time after the Custody Date, the Merrill Parties shall fail to transfer any Posted Collateral to the applicable Acceptable Collateral Agent when required by Section 10(d)(i), or (iii) the ML Parent Guarantor fails to pay within three Business Days after the same becomes due, any amount payable to a Sleeve Obligor under the BAC Guarantee; or
     (b) Willful Defaults. Any Merrill Party fails to perform or observe any covenant or agreement set forth in Section 2.01 and such failure continues for ten Business Days after such Merrill Party receiving written notice thereof from any Sleeve Obligor, which notice makes specific reference to this Section 8.02(b) and provides reasonably detailed information regarding the facts constituting such failure; provided that any such failure shall not fall within the provisions of this Section 8.02(b) in the event that both: (i) the covenant or agreement the Merrill Party failed to perform or observe is a covenant or agreement that necessarily involves a consent, determination or judgment required to be made by any Merrill Party or Sleeve Obligor in a “reasonable” or “commercially reasonable” manner, or in “good faith” or with “reasonable discretion” or without unreasonably withholding any such consent (each, a “Decision”); and (ii) there is a good faith dispute among the parties as to such Decision; provided further, however, that the foregoing proviso shall not apply at any time that (1) any Merrill Party is in breach of its obligations to maintain ML Guarantees or Credit Support Agreements with two or more Counterparties when required by this Agreement, or (2) any Merrill Party is in breach of its obligations to post collateral to any two or more Counterparties when required by the applicable Credit Support Agreement; or
     (c) Other Defaults. Any Merrill Party fails to perform or observe any other covenant or agreement (excluding those specified in clause (a) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) the Sleeve Provider receiving notice thereof from any Sleeve Obligor or (ii) a Responsible Officer or other executive officer of Sleeve Provider obtains knowledge of such occurrence; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Merrill Party herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Insolvency. Either Merrill Party institutes or consents to the institution of any proceeding under any insolvency, bankruptcy, reorganization, receivership, liquidation, winding-up or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any insolvency, bankruptcy, reorganization, receivership, liquidation, winding-up or other debtor relief law relating to such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (f) Failure to Pay Debts. Either Merrill Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
          Section 9. Remedies and Termination.
          9.01. Remedies of Sleeve Provider. If any Reliant Event of Default shall have occurred and be continuing, the Sleeve Provider shall have each of the following rights and remedies:
     (a) the right to cure or cure the effects of such Reliant Event of Default and the right to exercise all contractual rights and remedies of REPS under any Power and Hedging Contract in respect of which any Post-Unwind Start Date Transaction remains outstanding;

     (b) (i) the right to declare, by written notice to the Sleeve Obligors, an amount equal to 115% of the sum of all Current Exposure and all other liabilities and potential liabilities of the Merrill Parties to any Counterparty or other beneficiary under this Agreement, as reasonably determined by the Merrill Parties to a 99.0% (2.32-sigma) confidence level (such amount, the “Required Collateralization Amount”), to be, and the Required Collateralization Amount shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Sleeve Obligors, which amount shall be posted to the Sleeve Provider, and may be applied by the Sleeve Provider from time to time to satisfy any Draw Reimbursement Obligation or any other Credit Sleeve Obligation, or at the option of the Sleeve Provider, posted from time to time to any Counterparty or other beneficiary in such amounts as may be agreed between the Sleeve Provider and such Counterparty or other beneficiary in exchange for a release or return of Merrill Collateral, following which the Merrill Parties shall have no liability to the Sleeve Obligors with respect to such portion of the Required Collateralization Amount so applied or posted to any Counterparty or other beneficiary and (ii) the right from time to time to require the Sleeve Obligors to post such additional amounts to the extent that the Merrill Parties determine that the amount of cash then posted is insufficient to exceed 115% of all Current Exposure and other potential liabilities as of such time, all of which may be applied by the Merrill Parties as provided in clause (i);
     (c) the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by any Merrill Party or any of their Affiliates to or for the credit or the account of the Sleeve Obligors, against any amounts owed by any Sleeve Obligor, including Credit Sleeve Obligations, whether such obligations are direct or indirect, absolute or contingent, or matured or unmatured;
     (d) the right of specific performance and injunctive relief to give effect to the terms and conditions of the Transaction Documents, to the extent permitted by applicable law, and in connection therewith the Parties acknowledge that the monetary remedies provided to the Merrill Parties under the Transaction Documents are insufficient to cover all damages that could be incurred by the Merrill Parties in connection with such a Reliant Event of Default; and
     (e) any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.
          9.02. Remedies of NRG. If any Sleeve Provider Event of Default shall have occurred and be continuing, NRG shall have each of the following rights and remedies:
          (a) the right to cure or cure the effects of such Sleeve Provider Event of Default; and
          (b) any other rights and remedies available at law or in equity with respect to breach of contract, subject to the provisions of Section 9.04.

          9.03. [Intentionally Deleted].
          9.04. Certain Limitations on Remedies. FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL LOST PROFITS OR OTHER CONSEQUENTIAL BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
          Section 10. Posted Collateral.
          (a) Obligation to Post and Maintain Collateral.
     (i) NRG shall on the Unwind Start Date (1) post (and shall maintain to the extent required by clause (ii) below) cash and/or Acceptable Letters of Credit in an aggregate amount at least equal to the Current Exposure; provided that at no time shall the aggregate value of Acceptable Letters of Credit posted in respect of Current Exposure exceed the Aggregate Merrill Threshold applicable at such time, and (2) post (and shall maintain to the extent required by clause (ii) below) cash or provide one or more Acceptable Letters of Credit having an aggregate value at least equal to the Contingent Exposure; and provided, further, that on the Unwind Start Date NRG may, at its election, post cash in satisfaction of its obligations under this Section 10(a)(i) by applying to that effect any or all cash collateral already held by the Sleeve Provider pursuant to the terms of the Existing CSRA (including Section 6.11(c) thereof).
     (ii) In addition, from time to time after the Unwind Start Date, upon demand by the Sleeve Provider or NRG, as applicable, on or promptly following any Valuation Date,

(A) if the Current Adjustment Amount for such Valuation Date is positive and equals or exceeds the Minimum Transfer Amount, then NRG shall within one Business Day of such demand post to the Merrill Parties additional cash and/or Acceptable Letters of Credit in an aggregate amount at least equal to the Current Adjustment Amount (rounded to the nearest $10,000); provided that if the Current Adjustment Amount for such Valuation Date is negative and the absolute value equals or exceeds the Minimum Transfer Amount, then, so long as no Reliant Default or Reliant Event of Default has occurred and is continuing, the Merrill Parties shall within one Business Day of such demand return to NRG in cash an amount of Current Collateral equal to the absolute value of the Current Adjustment Amount (rounded to the nearest $10,000); provided, further, that at no time shall the aggregate value of Acceptable Letters of Credit posted in respect of Current Exposure exceed the Aggregate Merrill Threshold applicable at such time. For purposes hereof, the “Current Adjustment Amount” for any Valuation Date will equal:
     (1) the Current Exposure for such Valuation Date
     minus
(2) the aggregate amount of Current Collateral then held by (or on behalf of) the Merrill Parties as of such Valuation Date; and
(B) if the Contingent Adjustment Amount for such Valuation Date is positive and equals or exceeds the Minimum Transfer Amount, then NRG shall within one Business Day of such demand post to the Merrill Parties additional cash and/or additional Acceptable Letters of Credit having an aggregate value at least equal to the Contingent Adjustment Amount; provided that if the Contingent Adjustment Amount for such Valuation Date is negative and the absolute value equals or exceeds the Minimum Transfer Amount, then, so long as no Reliant Default or Event of Default has occurred and is continuing, the Merrill Parties shall within one Business Day of such demand return in cash to NRG Contingent Cash Collateral in an amount equal to the absolute value of the Current Adjustment Amount (rounded to the nearest $100,000); provided that to the extent Contingent Cash Collateral is not available, NRG may request, and the Merrill Parties hereby consent, to the reduction of the available face amount of one or more Acceptable Letters of Credit by the value of the Current Adjustment Amount.
For purposes hereof, the “Contingent Adjustment Amount” for any Valuation Date will equal:
(1) the Contingent Exposure for such Valuation Date
minus

(2) the aggregate value of Contingent Collateral then held by (or on behalf of) the Merrill Parties as of such Valuation Date.
          (iii) On or prior to January 29, 2010, to the extent the ML Guarantee Provider has not been released and fully discharged from all liability under any C&I Guarantee on such date, NRG shall post cash or provide one or more Acceptable Letters of Credit having an aggregate value at least equal to the Remaining C&I Exposure at such time.
          (b) Grant of Security Interest. Each of NRG and the Other Sleeve Obligors, as the pledgor, hereby pledges to the Merrill Parties, as the secured party, as security for the Credit Sleeve Obligations, and grants to the Merrill Parties a first priority continuing security interest in, Lien on and right of set-off against all Posted Collateral transferred to or received by (or on behalf of) the Merrill Parties hereunder.
          (c) Representations Regarding Posted Collateral. NRG and each Other Sleeve Obligor, as applicable, represents to the Merrill Parties (which representations will be deemed to be repeated as of each date on which it provides to the Merrill Parties any Posted Collateral) that:
     (i) it has the power to grant a security interest in and Lien on such Posted Collateral and has taken all necessary actions to authorize the granting of that Lien;
     (ii) it is the sole owner of or otherwise has the right to transfer to the Merrill Parties all Posted Collateral hereunder, free and clear of any Lien, encumbrance or other restrictions other than the security interest and Lien granted under clause (b) above and the Lien described in Section 5.16;
     (iii) upon the transfer of any Posted Collateral to (or on behalf of) the Merrill Parties under the terms of this Section 10, the Merrill Parties will have a valid and perfected first priority Lien therein (subject to the Lien described in Section 5.16); and
     (iv) the performance by it of its obligations under this Section 10 will not result in the creation of any Lien on any Posted Collateral other than the security interest and Lien granted under clause (b) above.
          (d) Eligibility to Hold Posted Collateral.
     (i) The Merrill Parties will be entitled to hold Posted Collateral; provided, that at anytime upon the occurrence and during the continuance of an ML Credit Event and/or a sleeve Provider Event of Default, then upon a demand made by NRG, the Merrill Parties shall transfer within three Business Days of such demand all Posted Collateral (free and clear of any and all Liens except for the Liens of the Merrill Parties) held by them to an Acceptable Collateral Agent; provided further that in all cases, the Merrill Parties shall have the right to withdraw deposits held by any such collateral agent to apply or offset such amounts against any Merrill Collateral required to be posted to any Counterparty or other beneficiary of Merrill Collateral. The Merrill Parties will cooperate in good faith with NRG and use commercially reasonably efforts to promptly enter into a standby custody agreement and such other customary documentation as may be necessary to establish a custody account with an Acceptable Collateral Agent as contemplated by this clause (i).
     (ii) Except as provided in clause (i) above, the Merrill Parties will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to (A) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Sleeve Obligors, including any equity or right of redemption by the Sleeve Obligors and (B) register any Posted Collateral in the name of either Merrill Party, a custodian or a nominee for either.
          (e) Merrill Parties’ Rights and Remedies. Following any Reliant Event of Default and during the continuance thereof, the Merrill Parties may exercise one or more of the following rights and remedies in respect of the Posted Collateral:
     (i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Merrill Parties;
     (ii) any other rights and remedies available to the Merrill Parties under the terms of any Counterparty Document;
     (iii) the right to liquidate any Posted Collateral through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of NRG or any of its Subsidiaries, including any equity or right of redemption by NRG and to apply the proceeds (or the cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Sleeve Obligors with respect to any Credit Sleeve Obligations, whether or not contingent, in that order as the Merrill Parties may elect; or
     (iv) any other applicable right or remedy in respect of a Reliant Event of Default provided in Section 9.01 hereof.
          (f) Further Assurances. Promptly following a demand made by any Party, the other parties will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under clause (b) above, to enable such Party to exercise or enforce its rights under this Agreement with respect to Posted Collateral or to effect or document a release of a security interest on Posted Collateral, as applicable.
          (g) Further Protection. NRG will promptly give notice to the Merrill Parties of, and defend against, any suit, action, proceeding or Lien that involves Posted Collateral or that would reasonably be expected to materially and adversely affect the Lien granted by it under clause (b) above.

          (h) Interest on Posted Collateral. The Sleeve Provider hereby unconditionally promises to pay to NRG, with respect to any Posted Collateral which is cash, interest accruing at a rate per annum equal to the Federal Funds Rate, for each day, on the Dollar amount of such collateral posted as cash held by the Sleeve Provider on such day (which has not been theretofore applied or used by the Merrill Parties to satisfy any Draw Reimbursement Obligation or any other Credit Sleeve Obligation or otherwise returned to NRG). Such interest shall be payable monthly in arrears within two Business Days following the last day of each month and on the Credit Sleeve Termination Date.
          (i) Return of Posted Collateral on Credit Sleeve Termination Date. Promptly following the occurrence of the Credit Sleeve Termination Date (or concurrently therewith to the extent that the Sleeve Obligors have made arrangements satisfactory to the Merrill Parties to cause the occurrence of the Credit Sleeve Termination Date in accordance with Section 6.13 below) and the date on which all other Credit Sleeve Obligations have been paid or satisfied in full (other than indemnities and any similar obligations of the Sleeve Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents), the Merrill Parties shall return all Posted Collateral, together with any accrued interest, to NRG which has not been theretofore applied and will not be concurrently applied by the Merrill Parties to satisfy any Draw Reimbursement Obligation or any other Credit Sleeve Obligation or otherwise returned to NRG.
          (j) Acceptable Letters of Credit. Any Acceptable Letter of Credit shall be subject to the following provisions:
     (i) Any Acceptable Letter of Credit shall be delivered by the Sleeve Obligors to such address as the Merrill Parties shall specify and shall be maintained for the benefit of the Merrill Parties or their designees. The Sleeve Obligors or the issuer of the Acceptable Letter of Credit shall (1) renew or cause the renewal of each outstanding Acceptable Letter of Credit on a timely basis as provided in the relevant Acceptable Letter of Credit, (2) if the bank that issued an outstanding Acceptable Letter of Credit has indicated its intent not to renew such Acceptable Letter of Credit, provide a substitute Acceptable Letter of Credit at least twenty Business Days prior to the expiration of the outstanding Acceptable Letter of Credit, and (3) if a bank issuing an Acceptable Letter of Credit shall fail to honor the Merrill Parties’ properly documented request to draw on an outstanding Acceptable Letter of Credit, provide for the benefit of the Merrill Parties a substitute Acceptable Letter of Credit that is issued by a bank acceptable to the Merrill Parties within 3 Business Days after such refusal.
     (ii) Upon the occurrence of a Letter of Credit Default, the Sleeve Obligors agree to deliver to the Merrill Parties a substitute Acceptable Letter of Credit on or before the second Business Day after the occurrence thereof (or on or before the fifth Business Day after the occurrence thereof if only clause (1) under the definition of Letter of Credit Default applies). “Letter of Credit Default” shall mean with respect to an outstanding Acceptable Letter of Credit, the occurrence of any of the following events: (1) the issuer of such Acceptable Letter of Credit shall fail to maintain a Credit Rating of at least A by S&P and A2 by Moody’s; (2) the issuer of the Acceptable Letter of Credit shall fail to comply with or perform its obligations under such Acceptable Letter of Credit if such failure shall be continuing after the lapse of any applicable grace period; (3) the issuer of such Acceptable Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of such Acceptable Letter of Credit; (4) such Acceptable Letter of Credit shall expire or terminate, or shall fail or cease to be in full force and effect at any time during the term of this Agreement; or (5) the issuer of such Acceptable Letter of Credit institutes or consents to the institution of any proceeding under any insolvency, bankruptcy, reorganization, receivership, liquidation, winding-up or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the issuer of such Acceptable Letter of Credit and the appointment continues undischarged or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, however, that no Letter of Credit Default shall occur in any event with respect to an Acceptable Letter of Credit after the time such Acceptable Letter of Credit is required to be cancelled or returned to the Sleeve Obligors in accordance with the terms of this Agreement.
     (iii) An Acceptable Letter of Credit shall provide that the Merrill Parties may draw upon the Acceptable Letter of Credit in an amount that is equal to all amounts that are due and owing from the Sleeve Obligors but have not been paid to the Merrill Parties within the time allowed for such payments under this Agreement. An Acceptable Letter of Credit shall provide that a drawing may be made on the Acceptable Letter of Credit upon submission to the bank issuing the Acceptable Letter of Credit of one or more certificates of the Merrill Parties in accordance with the specific requirements of the Acceptable Letter of Credit. Upon or at any time after the occurrence of a Reliant Event of Default, the Merrill Parties may draw on the entire, undrawn portion of any outstanding Acceptable Letter of Credit upon submission to the bank issuing such Acceptable Letter of Credit of one or more certificates in accordance with the specific requirements of the Acceptable Letter of Credit. Cash proceeds received from drawing upon the Acceptable Letter of Credit shall be deemed Posted Collateral and shall be applied against all amounts that are due and owing from the Sleeve Obligors but have not been paid to the Merrill Parties within the time allowed for such payments under this Agreement. Notwithstanding the Merrill Parties’ receipt of cash under the Acceptable Letter of Credit, the Sleeve Obligors shall remain liable to the Merrill Parties for any failure to transfer sufficient Posted Collateral to the Merrill Parties in accordance with the terms of this Agreement. In addition, the Sleeve Obligors shall remain liable for any amounts owing to the Merrill Parties and remaining unpaid after the application of the amounts so drawn by the Merrill Parties.
     (k) BAC Guarantee. On the Unwind Start Date, the Merrill Parties shall cause the ML Parent Guarantor to issue the BAC Guarantee in respect of the obligations of the Merrill Parties to return Posted Collateral in accordance with the terms of this Section 10.

          Section 11. Reimbursement Guaranty by Other Reliant Retail Parties
          11.01. Reimbursement Guaranty of the Obligations. Subject to the provisions of Section 11.02, the Reimbursement Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Merrill Parties (i) the due and punctual payment in full of all Reimbursement Obligations and all other amounts payable by NRG to the Merrill Parties under the Transaction Documents when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) and (ii) the performance of all other obligations of NRG hereunder (collectively, the “Guaranteed Obligations”).
          11.02. Payment by Guarantors. The Reimbursement Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Merrill Party may have at law or in equity against any Reimbursement Guarantor by virtue hereof, that upon the failure of NRG to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), the Reimbursement Guarantors will upon demand pay, or cause to be paid, in accordance with the terms of this Agreement, to the Merrill Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for NRG’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against NRG for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Merrill Parties as aforesaid.
          11.03. Liability of Reimbursement Guarantors Absolute. Each Reimbursement Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Reimbursement Guarantor agrees as follows:
     (a)  this Reimbursement Guaranty is a guaranty of payment when due and not of collectability. This Reimbursement Guaranty is a primary obligation of each Reimbursement Guarantor and not merely a contract of surety;
     (b)  the obligations of each Reimbursement Guarantor hereunder are independent of the obligations of NRG and the obligations of any other guarantor (including any other Reimbursement Guarantor) of the obligations of NRG, and a separate action or actions may be brought and prosecuted against such Reimbursement Guarantor whether or not any action is brought against NRG or any of such other guarantors and whether or not NRG is joined in any such action or actions;

     (c)  payment by any Reimbursement Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Reimbursement Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Merrill Parties is awarded a judgment in any suit brought to enforce any Reimbursement Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Reimbursement Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Reimbursement Guarantor, limit, affect, modify or abridge any other Reimbursement Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
     (d)  any Merrill Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Reimbursement Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Reimbursement Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Merrill Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Merrill Party may have against any such security, in each case as such Merrill Party in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Reimbursement Guarantor against NRG or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and
     (e)  this Reimbursement Guaranty and the obligations of the Reimbursement Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Reimbursement Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) any Merrill Party’s consent to the change, reorganization or termination of the corporate structure or existence of NRG or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; and (vi) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Reimbursement Guarantor as an obligor in respect of the Guaranteed Obligations.
          11.04. Waivers by Reimbursement Guarantors. Each Reimbursement Guarantor hereby waives, for the benefit of the Merrill Parties: (a) any right to require any Merrill Party, as a condition of payment or performance by such Reimbursement Guarantor, to (i) proceed against NRG, any other guarantor (including any other Reimbursement Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from NRG, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Posted Collateral or credit on the books of any Merrill Party in favor of NRG or any other Person, or (iv) pursue any other remedy in the power of any Merrill Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability of NRG or any other Reimbursement Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof, to the extent the same may be waived, (ii) the benefit of any statute of limitations affecting such Reimbursement Guarantor’s liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that any Merrill Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to NRG and notices of any of the matters referred to in Section 11.04; and (f) any other defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          11.05. [Intentionally Deleted].

          11.06. [Intentionally Deleted].
          11.07. Continuing Reimbursement Guaranty. This Reimbursement Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full (subject to reinstatement as provided in Section 11.10(b) below). Each Reimbursement Guarantor hereby irrevocably waives any right to revoke this Reimbursement Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          11.08. Authority of Reimbursement Guarantors or NRG. It is not necessary for any Merrill Party to inquire into the capacity or powers of any Reimbursement Guarantor or NRG or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          11.09. Financial Condition of NRG. Any Reimbursement Guaranty may be made to NRG or continued from time to time, without notice to or authorization from any Reimbursement Guarantor regardless of the financial or other condition of NRG at the time of any such grant or continuation. No Merrill Party shall have any obligation to disclose or discuss with any Reimbursement Guarantor its assessment, or any Reimbursement Guarantor’s assessment, of the financial condition of NRG. Each Reimbursement Guarantor has adequate means to obtain information from NRG on a continuing basis concerning the financial condition of NRG and its ability to perform its obligations under the Transaction Documents, and each Reimbursement Guarantor assumes the responsibility for being and keeping informed of the financial condition of NRG and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Reimbursement Guarantor hereby waives and relinquishes any duty on the part of any Merrill Party to disclose any matter, fact or thing relating to the business, operations or conditions of NRG now known or hereafter known by any Merrill Party.
          11.10. Bankruptcy, etc.
          (a) Each Reimbursement Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Reimbursement Guarantors and Merrill Parties that the Guaranteed Obligations which are guaranteed by Reimbursement Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve NRG of any portion of such Guaranteed Obligations. Reimbursement Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Merrill Parties, or allow the claim of the Merrill Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (b) In the event that all or any portion of the Guaranteed Obligations are paid by NRG or a Reimbursement Guarantor, the obligations of Reimbursement Guarantors hereunder shall continue and remain full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Merrill Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
          Section 12. Miscellaneous.
          12.01. Notices. All notices and other communications provided for herein shall be in writing, including telecopy and electronic mail, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other means of electronic transmission approved in advance by the recipient party, as follows:
(a) if to NRG or any Other Sleeve Obligor:
NRG ENERGY, INC.
211 Carnegie Center
Princeton, New Jersey 08540
Attention: Treasurer, Chief Financial Officer and General Counsel
Telecopy No.: (609) 524-4501
(b) if to the Sleeve Provider:
MERRILL LYNCH COMMODITIES, INC.
20 East Greenway Plaza
Suite 700
Houston, Texas 77046
Attention: Legal Department
Telephone No.: (713) 544-5263
Telecopy No.: (713) 544-5551
E-Mail: reliantsleeve_notices@ml.com
(c) if to the ML Guarantee Provider:
MERRILL LYNCH & CO., INC.
Merrill Lynch & Co., Inc.
4 World Financial Center, 22nd Floor
New York, NY 10281
Attention: Treasurer
Fax: (212) 449-2766
E-Mail: reliantsleeve_notices@ml.com
With a copy (which shall not constitute notice) to:
Merrill Lynch & Co., Inc.
222 Broadway, 17th Floor
New York, NY 10038
Attention: Corporate Secretary

Any Party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other Party hereto. All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          12.02. Confidentiality; Limitation on Use of Information. (a) Any information made available by the Sleeve Obligors, any Subsidiary of any of the foregoing, any Merrill Party or any Affiliate thereof with respect to this Agreement is confidential and shall not be discussed with or disclosed to any third party, except for such information (i) as may become generally available to the public other than as a result of a violation of this Agreement, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, or ruling or to the extent requested by any regulatory authority, (iii) which becomes available to the Sleeve Obligors, any Subsidiary of any of the foregoing, any Merrill Party or any Affiliate thereof on a non-confidential basis from a source other than the other Party, (iv) as may be furnished to any person or entity (including that Person’s auditors, attorneys, advisors, or financial institutions) with which such Person has a written agreement or which are otherwise required to keep the information that is disclosed in confidence, or (v) relating to the U.S. Federal income tax treatment and tax structure of the transactions contemplated by this Agreement, including all relevant materials relating to such tax treatment and tax structure (except where confidentiality is reasonably necessary to comply with the securities laws). Notwithstanding the foregoing, the existence and terms of the ML Guarantees shall not be considered confidential information.
          (b) In connection with the foregoing provisions of this Section 12.02, (A) the Parties recognize that the Parties are both engaged in wholesale trading activities in the gas and electricity markets that may from time to time be adverse, (B) the possession by the Merrill Parties of the confidential information of the Sleeve Obligors, or the possession by the Sleeve Obligors of the confidential information of the Merrill Parties, in compliance with the foregoing does not constitute a reason for one Party to limit the ability of the other Party to engage in such adverse trading activities, and (C) the Parties may in compliance with the foregoing and for the purposes of the Transaction Documents discuss the confidential information of the other Parties internally.
          12.03. Reliant Employees. During the Scheduled Term, the Merrill Parties shall not solicit or otherwise induce any director, officer or key employee of the Sleeve Obligors, or any officer or key employee of NRG or its Subsidiaries that is actively involved in the negotiation or administration of this Agreement to leave the employ of the Sleeve Obligors, NRG or its Subsidiaries; provided that this prohibition shall not apply to (i) directors, officers or key employees of the Sleeve Obligors or officers or key employees of NRG or its Subsidiaries who are not full time employees or who are not actively involved with the Merrill Parties in negotiating on or administering this Agreement or (ii) officers, directors or key employees of the Sleeve Obligors, NRG or its Subsidiaries who respond to general solicitations or who otherwise independently seek employment without inducement by any Merrill Party.
          12.04. [Intentionally Deleted].

          12.05. Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
          12.06. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement or in any other Transaction Document between or among any of the Merrill Parties, on one hand, and any of the Sleeve Obligors, on the other hand, may be modified or supplemented only by an instrument in writing signed by the applicable Parties thereto.
          12.07. Expenses, Etc.
          (a) REPS (and, from and after the Unwind Start Date, NRG) agrees to pay or reimburse the Sleeve Provider for:  (A) all reasonable and documented out-of-pocket costs and expenses of the Sleeve Provider (including the reasonable fees and expenses of legal counsel and of any other third-party advisors or consultants) in connection with the execution or delivery of this Agreement or any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the Parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, including, any such costs and expenses incurred in connection with (1) any waiver, modification or amendment of this Agreement or any other Transaction Document, whether or not consummated, (2) any Default by the Sleeve Obligors and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (3) the enforcement of this Section 12.07; and (B) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other document referred to herein.
          (b) REPS (and, from and after the Unwind Start Date, NRG) agrees to reimburse the Merrill Parties for any amounts paid by the Merrill Parties to cure defaults by NRG or any Other Sleeve Obligor under any Transaction Document or any other document, contract or agreement to which NRG or such Other Sleeve Obligor is a party (the amounts referred to in this clause (b) being herein collectively referred to as the “Deferred Cure Reimbursement Obligations”). Deferred Cure Reimbursement Obligations may be prepaid but shall mature and be payable on January 29, 2010.

          (c) REPS (and, from and after the Unwind Start Date, NRG) shall indemnify each Merrill Party and each related Party of the Merrill Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the provision of any ML Guarantee or other Merrill Collateral or use thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by NRG or any of its Subsidiaries, or any liability under any Environmental Law related in any way to NRG or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) any breach by such Indemnitee of its obligations hereunder, or (C) claims by one Indemnitee against another Indemnitee not relating to a breach of this Agreement by any Sleeve Obligor.
          12.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. There shall be no third party beneficiaries of this Agreement
          12.09. Assignments. Neither the Sleeve Obligors nor the Merrill Parties may assign any of their rights or obligations hereunder without the prior written consent of the other Parties hereto.
          12.10. Survival. The obligations of NRG under Section 3.05, Section 11.07, Section 12.07 and any other provision that expressly provides for survival after termination shall survive the Credit Sleeve Termination Date.
          12.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties hereto may execute this Agreement by signing any such counterpart.
          12.12. Governing Law; Jurisdiction; Etc.
          (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          (b) Submission to Jurisdiction. The Parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York (the “New York Courts”), for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding the nonexclusive submission above:
          (A) With respect to any proceeding initiated by or on behalf of any Sleeve Obligor arising out of or relating to this Agreement or the transactions contemplated hereby, the Sleeve Obligors agree to bring such proceeding exclusively in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, and in such case EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING;
          (B) With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction in any of the other New York Courts located in New York, New York, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING; and
          (C) With respect to any proceeding initiated by or on behalf of any Merrill Party arising out of or relating to this Agreement or the transactions contemplated hereby, which the Merrill Parties elect to bring in the United States District Court for the Southern District of Texas (Houston Division) or if such court does not have subject matter jurisdiction in any of the other Texas Courts located in Houston, Texas, the Sleeve Obligors expressly reserve their rights to trial by jury.
          (c) Waiver of Venue. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
          (d) Service of Process. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
          12.13. Certain Dispute Resolution Procedures. If a Party (a “Disputing Party”) disputes any Market Information forming a component used in a calculation under Sections 2.02, then (i) the Disputing Party will notify the other Party not later than the close of business on the Business Day following the date that Disputing Party received the other Party’s calculation and such Disputing Party will also provide its calculation of such amount and the applicable Market Information used to make such calculation, (ii) the Parties will in good faith consult with each other in an attempt to resolve the dispute and (iii) if the Parties fail to resolve the dispute by the third (3rd) Business Day following the date the notice of dispute was delivered, then the Calculation Agent will recalculate the applicable calculation by: (A) utilizing any

Market Information that the Parties have agreed are not in dispute; and (B) calculating the component that is in dispute by seeking four actual quotations at mid market from reference market makers, and taking the arithmetic average of those obtained; provided that if such number of quotations are not available for a particular component, then fewer than such number of quotations may be used for such component; and if no quotations are available for a particular component, then the Calculation Agent shall use its own calculations for that component. Following a recalculation pursuant to this Section, the Calculation Agent will notify the Parties of the recalculation of such amount not later than 12:00 noon CPT on the fifth Business Day following the date of the notice of dispute was delivered, and the same shall be binding for the purposes of this Agreement. The “Calculation Agent” shall be a third party agreed to by both NRG and the Sleeve Provider from the list of third parties in Schedule 12.13; provided that if the Parties are unable to promptly agree on such third party, then the next third party listed on such Schedule who has not yet served as Calculation Agent shall be the Calculation Agent for such dispute.
          12.14. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          12.15. Limitation on Interest. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Reimbursement Obligation, together with all fees, charges and other amounts which are treated as interest on such Reimbursement Obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Sleeve Provider in accordance with applicable law, the rate of interest payable in respect of such Reimbursement Obligations hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Reimbursement Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Sleeve Provider in respect of other Reimbursement Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Sleeve Provider.
          12.16. Integration. This Agreement and the other Transaction Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
          12.17. Conditions to Amendment and Restatement. The Existing CSRA shall be amended and restated hereby as of the Unwind Start Date; provided that each of the following conditions has been satisfied or waived by the Merrill Parties on or prior to October 5, 2009 (which may occur concurrently with the effectiveness of such amendment and restatement):
     (a) All Merrill Collateral shall have been returned to the Merrill Parties, including all ML Guarantees, and the Merrill Parties shall have been legally discharged,

in each case, in a manner reasonably satisfactory to the Merrill Parties, from all other obligations under the Existing CSRA (including all obligations to post any collateral or provide credit support to any Governmental Authority or under any Power and Hedging Contract or any other agreement for the benefit of the Sleeve Obligors, but excluding indemnities and other contingent obligations not then due and payable), except for the Merrill Parties’ obligations in respect of the Post-Unwind Start Date Obligations. Without limiting the generality of the foregoing, each of the actions set forth in Section 12.18(a) and on Schedule 12.17(a) shall have been duly taken on the Unwind Start Date.
     (b) The Sleeve Obligors shall have, no later than one Business Day prior to the Unwind Start Date, formally notified each TDSP that is the beneficiary of any ML Collateral that the Sleeve Obligors desire for such TDSP to release all ML Collateral, and to discharge all future obligations of the Merrill Parties to provide or post any future collateral or ML Guarantee, in exchange for alternate collateral or other arrangements to be negotiated between the Sleeve Obligors and such TDSP.
     (c) Since May 1, 2009, there shall have not have occurred any event or circumstance, either individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The Merrill Parties shall have received a favorable written opinion of Kirkland & Ellis LLP, counsel for NRG and the Other Sleeve Obligors (or from such other counsel, which may be in-house counsel, as is reasonably acceptable to the Merrill Parties), as to the enforceability of this Agreement effective as of the Unwind Start Date, the validity and perfection of the liens created by Section 10, the absence of any violation of federal and New York law and absence of conflict with the organization documents and any material Contractual Obligations of the Sleeve Obligors (provided that, other than with respect to the NRG Credit Agreement, the Senior Note Documents and the Preferred Equity, or any refinancing in effect at the relevant time, such opinion as to absence of conflicts with other Contractual Obligations may be from in-house counsel to NRG), in each case, in connection with the execution, delivery and performance by the Sleeve Obligors of this Agreement, and covering such other matters relating to the Sleeve Obligors, this Agreement or the transactions contemplated hereby as the Merrill Parties or their counsel shall reasonably request.
     (e) The Loans and all other Obligations under Working Capital Facility shall be repaid and satisfied in full and the Working Capital Facility shall be terminated (other than indemnities and any similar obligations of the Sleeve Obligors not then due and payable and that expressly survive termination of this Agreement and the other Transaction Documents).
     (f) The Merrill Parties shall have received all reasonable fees and expenses that are due hereunder, including payment of the following: (i) the invoice of the Merrill Parties dated as of September 30, 2009 and (ii) the invoice of Milbank, Tweed, Hadley & McCloy LLP dated September 30, 2009.

     (g) The Merrill Parties shall have received a certificate, dated the Unwind Start Date, of a Responsible Officer of NRG, to the effect that:
     (1) the representations and warranties of the Sleeve Obligors made in this Agreement are true and correct in all material respects on and as of the Unwind Start Date, and
     (2) no Reliant Default or Reliant Event of Default has occurred and is continuing as of the Unwind Start Date.
          12.18. Additional Unwind Start Date Actions.
          (a) ICE Block of Exchange Traded Contracts. With respect to each Exchange Traded Contract and each corresponding Mirror OTC Contract that is held by the Sleeve Obligors and the Merrill Parties on the Unwind Start Date, the Sleeve Obligors will, or will cause an Affiliate to, (i) enter into a transaction on ICE or NYMEX, as applicable, to transfer the Sleeve Provider’s position in such Exchange Traded Contract to such Sleeve Obligor or such Affiliate and (ii) close-out each related Mirror OTC Contract (which may be through novation of the Sleeve Provider’s position under such Mirror OTC Contract to such Affiliate), in each case, at no cost or expense to the Merrill Parties. Concurrently with the completion of the foregoing transfers and novations, the Merrill Parties shall be legally discharged from all obligations under such transactions, the Merrill Parties shall have received the return of all variation margin and all other ML Collateral posted in connection therewith, and all related ML Guarantees shall be terminated.
          (b) Terminated Agreements. Effective upon the satisfaction of each of the conditions precedent set forth in Section 12.17(a), each of the Parties that is a party thereto hereby terminates, and each other Party hereby consents to the termination of, each agreement listed on Schedule 12.18(b) (the “Terminated Agreements”), provided that (i) each Party shall remain liable for its obligations incurred under each Terminated Agreement relating to any period prior to the Unwind Start Date that have not been discharged and (ii) all provisions which by their express terms survive expiration or termination of any Terminated Agreement shall continue in full force and effect.
          (c) Release of Collateral Under Existing Security Documents. The Merrill Parties hereby agree that, effective upon each of the conditions precedent set forth in Section 12.17(a), the Merrill Parties shall and/or shall direct the Collateral Trustee to release all of the Collateral (as defined in the Existing Security Documents), in each case, other than any Posted Collateral to be retained by the Merrill Parties hereunder, and the Sleeve Provider shall release all Class B limited liability company interests in RERH Holdings held by the Sleeve Provider. In connection with the foregoing, the Merrill Parties shall timely execute and deliver, provide, return or otherwise make available or direct the execution and delivery, provision, return or otherwise making available of all filings, recordings, notices, and other related documents and agreements, including releases and notices, directions and other communications to the Collateral Trustee, reasonably required to implement the foregoing in accordance with the terms of the foregoing.

          12.19. Existing CSRA Provisions. Until the Unwind Start Date, the Parties agree that the Existing CSRA and all rights and remedies of the Parties thereunder shall remain in full force and effect; provided, that the Parties agree that from the Signing Date until the Unwind Start Date, notwithstanding any contrary provision in the Existing CSRA or this Agreement:
     (a) the transactions contemplated by that certain Framework Agreement dated as of the date hereof between REPS and MLCI (the “Framework Agreement”) and by any other agreement listed on Schedule 12.17(a) may be consummated;
     (b) the Merrill Parties will not be required to report Exposure and Risk Limits on October 1, 2009;
     (c) any transactions entered into after the Signing Date between REPS and NRG shall be entered into under the Energy Management Services Agreement, dated October 1, 2009, between REPS and NRG Power Marketing LLC;
     (d) the Sleeve Obligors will not be required to transfer data to the Merrill Parties pursuant to Schedule 1.01(c) of the Existing CSRA (but instead will transfer information required by new Schedule 1.01(c) of this Agreement; and
     (e) the Sleeve Obligors will not be required to remain in compliance with Section 2.02(b) (or Exhibit B) of the Existing CSRA relating to limitations with respect to Accepted Counterparties (as defined in the Existing CSRA) or Section 7.17 of the Existing CSRA.
          12.20. Public Disclosures. NRG agrees that neither it nor its Affiliates will at any time issue any press release or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority using the name of the Sleeve Provider, the ML Guarantee Provider or any of their Affiliates or referring to this Agreement, the transactions or any of the agreements contained herein or contemplated hereby or any discussions relating to any of the foregoing, without at least one full Business Day (or such shorter period as may be practicable in the circumstances) prior notice to the Merrill Parties and the prior written consent of the Sleeve Provider (such consent not to be unreasonably withheld, delayed or conditioned).
[signatures follow]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NRG ENERGY, INC.
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President and Treasurer

Signature Page to Credit Sleeve and Reimbursement Agreement

MERRILL PARTIES MERRILL LYNCH COMMODITIES, INC., as Sleeve Provider
By:	/s/ Dennis Albrecht
	Name:	Dennis Albrecht
	Title:	Managing Director

MERRILL LYNCH & CO., INC., as ML Guarantee Provider
By:	/s/ Marlene Debel
	Name:	Marlene Debel
	Title:	Assistant Treasurer

Accepted and agreed, for the purposes of Section 12.17. MERRILL LYNCH CAPITAL CORPORATION, as Working Capital Facility Provider
By:	/s/ Barry Price
	Name:	Barry Price
	Title:	Vice President

Signature Page to Credit Sleeve and Reimbursement Agreement

OTHER SLEEVE OBLIGORS RELIANT ENERGY POWER SUPPLY, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President and Treasurer

RERH HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RELIANT ENERGY RETAIL HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RELIANT ENERGY RETAIL SERVICES, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RE RETAIL RECEIVABLES, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

Signature Page to Credit Sleeve and Reimbursement Agreement